Exhibit 99.1
EXECUTION COPY
STOCK PURCHASE AGREEMENT
Dated as of September 16, 2010
by and among
ERGO Baby Intermediate Holding Corporation,
The ERGO Baby Carrier, Inc.,
Karin A. Frost,
in her individual capacity
and
as Trustee of the
Revocable Trust of Karin A. Frost dated February 22, 2008
and
as Trustee of the
Karin A. Frost 2009 Qualified Annuity Trust u/a/d 12/21/2009

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of September 16, 2010, by and among ERGO Baby Intermediate Holding Corporation, a Delaware corporation (“Purchaser”), The ERGO Baby Carrier, Inc., a Hawaii corporation (“Company”), and Karin A. Frost (“Frost”), in her individual capacity and as trustee of the Revocable Trust of Karin A. Frost dated February 22, 2008 (“Revocable Trust”) and as trustee of the Karin A. Frost 2009 Qualified Annuity Trust u/a/d 12/21/2009 (“Annuity Trust”). Frost, Revocable Trust, and Annuity Trust are each sometimes referred to herein as a “Seller” and, collectively, as the “Sellers”. Capitalized terms not otherwise defined in this Agreement are used as defined in Appendix A hereto.
W I T N E S S E T H:
     WHEREAS, Sellers collectively are the record and beneficial owners of all of the Shares (as defined in Section 2.4(a)below), and such Shares represent the only issued and outstanding shares of capital stock of the Company;
     WHEREAS, the Company and its Subsidiaries conduct the business of designing, having manufactured, distributing and marketing of high quality consumer products consisting of wearable baby carriers and related infant and juvenile products (the “Business”);
     WHEREAS, Sellers desire to sell all of the Shares to Purchaser upon the terms and conditions set forth below;
     WHEREAS, Purchaser desires to purchase all of the Shares from Sellers upon the terms and conditions set forth below; and
     WHEREAS, each of the Company and Sellers expects to benefit from the consummation of the transactions contemplated hereunder and, to induce Purchaser to enter into this Agreement, agrees to be bound by the terms and provisions in this Agreement.
     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
GENERAL
     Section 1.1 Sale and Purchase of Shares. At the Closing, Sellers shall sell, transfer, assign and deliver unto Purchaser and its successors and assigns forever, and Purchaser shall purchase, all of the Shares for the Purchase Price.
     Section 1.2 Purchase Price and Payment Terms. The aggregate purchase price (the “Purchase Price”) shall be Ninety One Million Dollars ($91,000,000), subject to adjustment as provided in Section 1.3 and Section 1.7. Of the Purchase Price, Six Million Nine Hundred Thousand Dollars ($6,900,000) shall be paid by Purchaser’s delivery of 150,000 shares of the common stock, par value $0.001 per share, of Purchaser’s Parent, which shares (the “Purchaser’s Parent Equity”) are valued at Six Million Nine Hundred Thousand Dollars ($6,900,000) (the “Purchaser’s Parent Equity Value”) based upon the price paid by others for similar shares contemporaneously with the Closing. At the Closing, Purchaser shall deliver to Sellers an amount in cash equal to the Purchase Price, minus (i) the Escrow Funds, minus (ii) the aggregate amount of Debt of the Company and its Subsidiaries (disregarding any intercompany Debt) outstanding as of the Closing Date (including any interest, penalties, charges or other fees accrued thereon), minus (iii) Sellers’ Transaction Expenses, minus (iv) the Purchaser’s Parent Equity Value, minus (v) the Off-Balance-Sheet LC Adjustment Amount, all as set forth in the funds flow memorandum attached hereto as Schedule 1.2 (the “Funds Flow Memorandum”) (such amount, the “Closing Cash”). At the Closing, Purchaser shall deliver (w) the Closing Cash by wire transfer of immediately available funds to an account identified by Frost as set forth in the Funds Flow Memorandum, (x) copies of the certificates representing the Purchaser’s Parent Equity to Sellers, (y) the Escrow Funds to the Escrow Agent as contemplated by Section 1.5 below, and (z) to the Company’s lenders and the persons entitled thereto (as shown on the Funds Flow Memorandum) all amounts of the Debt and Sellers’ Transaction Expenses subtracted to determine the Closing Cash. At the Closing, Sellers shall pay and satisfy in full the Excluded Liability set forth in clause (d) of Schedule 1.4.
     Section 1.3 Working Capital Adjustment.
          (a) Certain Definitions:
               (i) “Actual Working Capital” shall mean the Company’s actual Working Capital on the Closing Date.
               (ii) “Target Working Capital” means $4,334,000. The detailed computation of Target Working Capital is set forth in Schedule 1.3 attached hereto.
               (iii) “Total Current Assets” means the total current assets of the Company, determined on a consolidated basis in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Financial Statements for the fiscal year ended December 31, 2009, and in a manner consistent with the policies and principles used by the parties in connection with the calculation of the Target Working Capital; provided, however, notwithstanding anything else to the contrary contained herein, Total Current Assets shall not include (a) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing, (b) any deferred Tax assets, or (c) any Excluded Assets.
               (iv) “Total Current Liabilities” means the total current liabilities of the Company, determined on a consolidated basis in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Financial Statements for the fiscal year ended December 31, 2009, and in a manner consistent with the policies and principles used by the parties in connection with the calculation of the Target Working Capital; provided, however, notwithstanding anything else to the contrary contained herein, Total Current Liabilities shall not include (a) any deferred Tax liabilities or (b) any Excluded Liabilities; provided, further, notwithstanding anything else to the contrary contained herein and for the avoidance of doubt, Total Current Liabilities shall include, without duplication, (x) any letters of credit that are reflected on the consolidated balance sheet of the Company as of the Closing Date (other than indirectly by the account payable they support) and (y) any letters of credit that have not been previously provided to Purchaser and are not reflected on the consolidated balance sheet of the Company as of the Closing Date.
               (v) “Working Capital” means Total Current Assets minus Total Current Liabilities, plus or minus any adjustments identified on Schedule 1.3.
          (b) Post-Closing Working Capital Adjustment.
               (i) Within sixty (60) days following the Closing Date, or as soon thereafter as reasonably practicable, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Frost a statement (the “Closing Working Capital Statement”) setting forth the Actual Working Capital, which statement shall include a consolidated balance sheet of the Company as of the Closing Date and a detailed computation of the Actual Working Capital. If the Actual Working Capital exceeds the Target Working Capital, then Purchaser shall pay to Sellers the amount of such excess (with each Seller receiving a pro rata portion thereof based upon the allocation of Closing Cash), and, if the Actual Working Capital is less than the Target Working Capital, then Sellers shall pay to Purchaser the amount of such deficiency (with each Seller paying a pro rata portion thereof based upon the allocation of Closing Cash). Any payment required under this Section 1.3(b)shall be paid by the obligated party or parties, as applicable, within thirty (30) days of the final determination of Actual Working Capital in accordance with Section 1.3(b)(ii) below.
               (ii) Unless Frost, within thirty (30) days after receipt of the Closing Working Capital Statement, delivers to Purchaser a notice objecting thereto and specifying in reasonable detail the basis for such objection and the amount in dispute, such Closing Working Capital Statement shall be considered accepted, final and binding upon the parties. In the event Frost, within such thirty (30) day period, delivers such an objection notice to Purchaser, then Purchaser shall cause Purchaser’s Accountants, and Frost shall cause Sellers’ Accountants, to use their best efforts for thirty (30) days after delivery of Frost’s objection notice to agree upon the adjustment amounts. Upon the expiration of such thirty (30) day period, any party may submit in writing for resolution to the Independent Accountants any dispute with respect to the computation of the adjustment amount which has not been resolved. As promptly as practicable, but in no event later than thirty (30) days after such submission, the parties shall cause their respective accountants to deliver to the Independent Accountants written submissions in support of their respective positions regarding such dispute and shall direct the Independent Accountants to resolve such dispute based solely on such written submissions without any independent investigation of the Company’s books and records. The decision of the Independent Accountants with respect to the computation of the adjustment amounts shall be final and binding on each of the parties hereto. The costs of the Independent Accountants with respect to the computation of the adjustment amount shall be shared equally between the parties, except that if the Independent Accountants resolve certain disputed items in favor of one party and certain disputed items in favor of the other party, the Independent Accountants may designate the party in whose favor the greater amount of disputed items (measured in dollars awarded that party) as the prevailing party and direct the other party to pay a greater portion of the fees and costs.
     Section 1.4 Excluded Assets and Liabilities. Effective immediately prior to the Closing, the Company shall cause the assets listed on Schedule 1.4 (collectively, the “Excluded Assets”) to be transferred to Sellers, as designated by Frost. Notwithstanding the sale of the Shares hereunder, the Sellers shall assume, and the Purchaser shall not be liable for, (i) any liability or obligation related to the Excluded Assets and (ii) any liability or obligation described on Schedule 1.4 (collectively, the “Excluded Liabilities”). Sellers shall satisfy and shall indemnify Purchaser and, after the Closing, the Company, from and against all Losses (hereinafter defined) in connection with any Excluded Liabilities. After the Closing, Purchaser and the Company shall cooperate, as set forth in Section 4.2, with all reasonable requests from Sellers in connection with the resolution of any Excluded Liabilities.
     Section 1.5 Escrow. At the Closing, Purchaser shall deliver or cause to be delivered to U.S. Bank National Association, a national banking association (the “Escrow Agent”), the sum of Four Million Five Hundred Fifty Thousand Dollars ($4,550,000) (the “Escrow Funds”), for deposit into an escrow account (the “Escrow Account”) in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). Subject to the last sentence of this Section 1.5, the Escrow Funds are a portion of the aggregate Purchase Price otherwise payable to Sellers. The Escrow Funds so deposited shall be applied by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Subject to and in accordance with the terms and conditions of this Agreement and the Escrow Agreement, Purchaser and Frost shall jointly direct the Escrow Agent to release the then-available Escrow Funds, less any claims or pending claims with respect thereto, to Sellers on the one-year anniversary of the Closing Date. Any amount of the Escrow Funds not paid to Sellers but released to Purchaser shall be deemed to be a reduction in the Purchase Price.
     Section 1.6 Withholding Tax. Purchaser and the Company shall be entitled to deduct and withhold from the Purchase Price (and the Earnout Amount, as defined in Section 1.7(c), if any) all Taxes that Purchaser and the Company may be required to deduct and withhold under any provision of Tax law. All such withheld amounts shall be treated as delivered to Sellers hereunder.
     Section 1.7 Earnout.
          (a) Within thirty (30) days following the completion of the audit of the Company’s financial statements for the fiscal year ending 2011, or as soon thereafter as reasonably practicable, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Frost a statement (the “Earnout Statement”) setting forth the determination of whether the net sales of the Company, determined on a consolidated basis in accordance with GAAP, for the fiscal year ending 2011 were equal to or greater than $45,957,000 (the “Earnout Condition”).
          (b) Unless Frost, within thirty (30) days after receipt of the Earnout Statement, delivers to Purchaser a notice objecting thereto and specifying in reasonable detail the basis for such objection and the amount in dispute, such Earnout Statement shall be considered accepted, final and binding upon the parties. In the event Frost, within such thirty (30) day period, delivers such an objection notice to Purchaser, then Purchaser shall cause Purchaser’s Accountants, and Frost shall cause Sellers’ Accountants, to use their best efforts for thirty (30) days after delivery of Frost’s objection notice to agree upon the determination of whether the Earnout Condition has been satisfied. Upon the expiration of such thirty (30) day period, any party may submit in writing for resolution to the Independent Accountants any dispute which has not been resolved with respect to the determination of whether the Earnout Condition has been satisfied. As promptly as practicable, but in no event later than thirty (30) days after such submission, the parties shall cause their respective accountants to deliver to the Independent Accountants written submissions in support of their respective positions regarding such dispute and shall direct the Independent Accountants to resolve such dispute based solely on such written submissions without any independent investigation of the Company’s books and records. The decision of the Independent Accountants with respect to the determination of whether the Earnout Condition has been satisfied shall be final and binding on each of the parties hereto. The costs of the Independent Accountants with respect to the determination of whether the Earnout Condition has been satisfied shall be shared equally between the parties.
          (c) If it is finally determined pursuant to this Section 1.7 that the Earnout Condition has been satisfied, then, within three (3) Business Days after such final determination, Purchaser shall pay to Sellers an aggregate of Two Million Dollars ($2,000,000) (the “Earnout Amount”), by wire transfer of immediately available funds to such account or accounts designated in writing by Frost at least two (2) Business Days prior to such payment date. On such payment date, Purchaser shall be permitted to reduce the Earnout Amount by the amount of any payments to Purchaser pursuant to Article VI that are outstanding as of such payment date.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS
     The Company and each Seller, jointly and severally, hereby represent and warrant to Purchaser as follows, except as specifically disclosed in the schedules to this Article II (whether or not any such schedule is specifically described in or required by this Article II) and attached hereto (collectively, the “Disclosure Schedules”):
     Section 2.1 Organization. Each of the Company and its Subsidiaries is duly incorporated or organized and validly existing under the Laws of the jurisdiction of its incorporation or organization as set forth in Schedule 2.1 and has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. The Company is in good standing in the State of Hawaii. ERGObaby Scandinavia A.B., a company organized under the laws of Sweden (“ERGObaby Sweden”), is in good standing under the laws of Sweden. ERGObaby France SARL, a company organized under the laws of France (“ERGObaby France”), has received a certificat negatif of the Greffe de Tribunal de Commerce de Paris. No proceedings have been initiated to dissolve, terminate or change the status of ERGObaby Europe GmbH, a company organized under the Laws of Germany (“EBEU”). With the exception of powers of representation granted to the authorized representatives set forth in the commercial register extracts delivered pursuant to clause (v) of Section 5.2(g), EBEU has not granted any powers of representation, whether in the form of a proxy (Prokura) or otherwise. There are no enterprise agreements (Unternehmensverträge) within the meaning of Section 291 et seq. of the German Stock Corporation Act (AktG) to which EBEU is a party. Schedule 2.1 contains a complete and accurate list of all jurisdictions in which the Company is qualified to do business. The Company is qualified and in good standing in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. No Subsidiary of the Company is insolvent or bankrupt.
     Section 2.2 Authorization. The Company and each Seller has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be party and to consummate the transactions described herein and therein. The execution and delivery of this Agreement by the Company and each of the Ancillary Agreements to which it will be a party and the performance of the Company’s obligations hereunder and thereunder have been duly authorized by the board of directors and the stockholders of the Company, and no other action or approval by the Company is necessary for the execution, delivery or performance of this Agreement or any Ancillary Agreement by the Company. The execution and delivery of this Agreement by the Revocable Trust and the Annuity Trust and each of the Ancillary Agreements to which either will be a party and the performance of their obligations hereunder and thereunder have been duly authorized, and no other action or approval is necessary for the execution, delivery or performance of this Agreement or any Ancillary Agreement by the Revocable Trust or the Annuity Trust. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company or a Seller will be a party will have been, duly executed and delivered by the Company and each Seller, as applicable, and, as applicable, is a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).
Except for this Agreement, neither Sellers nor the Company (or any Subsidiary of the Company) has any legal obligation, absolute or contingent, to any other Person (i) to sell any ownership interest in the Company (or any such Subsidiary), (ii) to sell any material assets used in the Business other than inventory sold in the ordinary course of business, (iii) to effect any merger, consolidation or other reorganization of the Company (or any such Subsidiary), or (iv) to enter into any agreement with respect to items (i), (ii), or (iii) of this paragraph.
     Section 2.3 No Conflict. Except as set forth on Schedule 2.3, none of the execution or delivery of this Agreement or any Ancillary Agreement by the Sellers or the Company, or the consummation of the transactions contemplated hereunder or thereunder or the performance of their obligations hereunder or thereunder will:
          (a) conflict with; violate; result in a breach by the Company, any of its Subsidiaries or Sellers of; constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under; give a right to terminate, amend, modify, accelerate or cancel under; require any consent of or notice to any Person pursuant to; allow the imposition of any fees or penalties under; give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any Seller, the Company or any of its Subsidiaries under any of the terms, conditions or provisions of: (i) the charter, bylaws or similar governing documents of the Company or any of its

Subsidiaries, (ii) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement to which the Company or any of its Subsidiaries is a party or by which a material portion of their assets is bound, (iii) in any material respect, any Contract required to be listed on Schedule 2.8(a), or (iv) in any material respect, any Law;
          (b) result in the creation or imposition of any Encumbrance upon any assets of the Company or any of its Subsidiaries which materially affects the Company’s and the Subsidiaries’, taken as a whole, ability to conduct the Business as conducted prior to the date of this Agreement; or
          (c) cause a loss or adverse modification of any permit, license, or other authorization granted by a Governmental Entity which is material to the continued conduct of the Business.
     Section 2.4 Capitalization; Ownership; Subsidiaries.
          (a) The authorized capitalization of the Company consists of 100 shares of Class A Common Stock, no par value, and 900 shares of Class B Common Stock, no par value (collectively, the “Shares”), all of which are issued and outstanding. All of the Shares and the capital stock or other equity of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights. No other equity securities of the Company or any of its Subsidiaries are authorized, issued, outstanding or reserved for issuance. There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the Shares or any other equity or voting interest in the Company or any of its Subsidiaries, pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, Shares or any other equity or voting interest in, the Company or any of its Subsidiaries or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Shares or any other equity or voting interest in the Company or any of its Subsidiaries. Except as set forth on Schedule 2.4(a), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Shares or any other equity or voting interest in the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries does not have any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convert such instruments into or exchange such instruments for the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter. There are no agreements or commitments to which the Company or any of its Subsidiaries is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any of its outstanding Shares or other equity or voting interest in the Company, any of its Subsidiaries or any other Person or (ii) vote or dispose of any of its outstanding Shares or other equity or voting interest in, the Company or any of its Subsidiaries. There are no irrevocable proxies and no voting agreements with respect to any of the Shares or any other equity or voting interest in the Company or any of its Subsidiaries.
          (b) Sellers own, beneficially and of record, all of the Shares, free and clear of any Encumbrances. Each Seller owns the Shares set forth next to such Seller’s name on

Schedule 2.4(b). Schedule 2.4(b)identifies each Subsidiary of the Company and sets forth with respect to each Subsidiary the amount of its authorized capital stock or other equity, the amount of its outstanding capital stock or other equity, and each jurisdiction in which it is qualified to conduct business. The Company is the record and beneficial owner of all of the outstanding equity interests in EBEU, and EBEU is the record and beneficial owner of all of the outstanding equity interests in each of the other Subsidiaries of the Company set forth on Schedule 2.4(b). Except for the Subsidiaries listed in Schedule 2.4(b), neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.
          (c) The Company has provided to Purchaser a complete and correct copy of the certificate or articles of association or incorporation, bylaws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary as currently in effect. Neither the Company nor any of its Subsidiaries is in violation in any material respect of any of the provisions of any such certificates, articles, bylaws or equivalent organizational documents.
     Section 2.5 Financial Statements; No Undisclosed Liabilities.
          (a) The Company has delivered to Purchaser the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2009 and December 31, 2008, and the related statements of income and retained earnings for the fiscal years then ended, and the unaudited balance sheets and related statements of income and retained earnings for the six (6) month period ended June 30, 2010 (collectively, the “Financial Statements”). Except as set forth on Schedule 2.5(a), the Financial Statements are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations of the Company and its Subsidiaries for the periods indicated. The Financial Statements are based on the books and records of the Company and its Subsidiaries for the periods to which such Financial Statements relate.
          (b) The Company and its Subsidiaries do not have any direct or indirect liabilities or obligations, either accrued, contingent or otherwise, known or unknown, except for (i) liabilities disclosed or reserved against on the Financial Statements; (ii) liabilities that have arisen after the date of the latest balance sheet included in the Financial Statements in the ordinary course of business and which are not, individually or in the aggregate, material in amount; (iii) liabilities for the performance or payment of executory obligations under (A) any of the Contracts, provided that such liabilities do not arise from any breach or default under such Contracts or (B) contracts entered into in the ordinary course of business and which are not, individually or in the aggregate, material, provided that such liabilities do not arise from any breach or default under such contracts; (iv) liabilities incurred in connection with this Agreement and the transactions contemplated hereby; and (v) those liabilities disclosed in Schedule 2.5(b).
     Section 2.6 Absence of Certain Facts or Events. Except as set forth on Schedule 2.6, since December 31, 2009, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice. Without limiting the foregoing, except as set forth on Schedule 2.6, since December 31, 2009, there has not been:
          (a) any Material Adverse Change in (i) the financial condition of the Company from that shown on its December 31, 2009 balance sheet, or (ii) the results of operations from that shown in the statement of operations and retained earnings of the Company for the twelve-month period ended December 31, 2009; or any other any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;
          (b) any amendment of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries;
          (c) any issuance, sale, disposition, reclassification, combination, split, subdivision or redemption of any capital stock of the Company or any of its Subsidiaries, or the grant of any option, warrant or other right to acquire capital stock of the Company or any of its Subsidiaries;
          (d) any damage, destruction or physical loss to the assets used in the Business, whether covered by insurance or not, involving losses or assets in excess of $25,000 in the aggregate;
          (e) any amendment to or entering into any employment or similar agreements with any employee, officer or director of the Company or any of its Subsidiaries, except for such agreements that provide for at-will employment, or any increase in the compensation payable or to become payable to any employee, officer, consultant, contractor or director whose 2009 annual remuneration exceeded $50,000 (or, if such person is paid in Euros, an equivalent value based on the exchange rate used in the Company’s December 2009 financial statements), or in the coverage or benefits under any bonus, insurance, pension or other Benefit Plan (except in the ordinary course of business, consistent with past practice, including but not limited to annual length-of-service and similar adjustments to the benefits of individual participants);
          (f) any sale, assignment, modification or transfer of any contractual rights, claims or other assets of the Company or any of its Subsidiaries, other than changes to purchase orders in the ordinary course of business consistent with past practice and sales of inventory in the ordinary course of business consistent with past practice;
          (g) any cancellation or compromise (without fair consideration) of any debt due to the Company or any of its Subsidiaries having a value of $5,000 or more in any one instance or $10,000 or more in the aggregate;
          (h) any settlement or compromise of any litigation;
          (i) any (x) mortgage, pledge, or other lien placed on any of the assets of the Company or any of its Subsidiaries to secure debt, or (y) other Encumbrance placed on the Company’s or any of its Subsidiaries’ assets which would materially limit the use, modification or sale of any single asset valued at more than $10,000 or any group of assets valued at more than $25,000;

          (j) (x) any incurrence of any obligation or liability of the Company or any of its Subsidiaries as a result of borrowed money (except pursuant to existing credit agreements) or any capital expenditure related to the Business, or (y) any commitment to borrow money entered into by the Company or any of its Subsidiaries or any increase in any loans made or agreed to be made by the Company or any of its Subsidiaries except, in each case, with respect to trade payables incurred in the ordinary course of business consistent with past practice;
          (k) any acquisition of all or substantially all of the assets or any amount of stock or other equity interests of any other Person by the Company or any of its Subsidiaries;
          (l) any failure to pay or perform any obligation of the Company or a Subsidiary involving more than $25,000, individually or with respect to a series of related transactions, as, when and to the extent due other than pursuant to a good faith defense or right of setoff;
          (m) (x) any waiver of any rights of substantial value to the Company and its Subsidiaries, taken as a whole, or (y) any amendment or termination of any agreement of the Company or any of its Subsidiaries which in each case materially and adversely affects, or is reasonably likely to materially and adversely affect, the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole;
          (n) any investment in, or loan to, any other Person by the Company or any of its Subsidiaries, except for short-term advances to employees and consultants for travel or similar expenses in the ordinary course of business consistent with past practice;
          (o) any addition to or modification of the Benefit Plans (other than changes to conform to laws, and cost of living or similar adjustments or extensions of coverage thereunder to employees who became eligible on or after January 1, 2010 in accordance with the terms of such Benefit Plans or as required by Law);
          (p) any Tax election or the settlement or compromise of any Tax claims which could result in liability of $5,000 or more in any one instance or $10,000 or more in the aggregate on the Company or any of its Subsidiaries;
          (q) any change in the Company’s or any of its Subsidiaries’ accounting methods, principles or practices, including, without limitation, any changes in the Company’s or any of its Subsidiaries’ cash management practices and policies and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade payables, deferral of revenue and acceptance of customer deposits; or
          (r) any agreement or commitment to do any of the foregoing, or any act or omission to act that would be reasonably likely to result in any of the foregoing.
     Section 2.7 Property, Leases and Liens.
          (a) Schedule 2.7 hereto accurately sets forth all owned or leased real properties and all items of equipment and other personal property having an individual book value in excess of $10,000, and which are owned by the Company or any of its Subsidiaries or used in or necessary for the conduct of the Business in accordance with past practice and as currently conducted (such properties set forth or required to be set forth on Schedule 2.7, the “Properties”) and (i) contains with respect to each of the Properties a list of all written, and summaries of all oral, leases, franchises and similar agreements creating, or materially modifying or altering rights to such Property, including zoning or use restrictions, (ii) all Debt secured by any Encumbrance on any such Property, specifying the nature thereof and the holder of such Debt, and (iii) in the case of assets not owned, an identification, to the Company’s Knowledge, of the owner of such assets. The agreements, contracts and commitments listed in Schedule 2.7 are in full force and effect without any material default, waiver or indulgence thereunder by the Company or any its Subsidiaries, or, to the Company’s Knowledge, by any other party thereto.
          (b) Except as set forth on Schedule 2.7, (i) the Company or one or more of its Subsidiaries has good title to all owned Properties, free and clear of all Encumbrances, (ii) all Properties and all assets listed on Schedule 2.7 are in good operating condition (reasonable wear and tear excepted), (iii) all Properties are suitable for the uses for which they are presently being used in the Business and (iv) none of such Properties is in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in cost or nature.
     Section 2.8 Contracts and Commitments.
          (a) Except as set forth in Schedule 2.8(a), the Company and its Subsidiaries have no (i) agreements or policies that contain or include any severance pay liabilities or obligations; (ii) agreements, contracts or commitments not terminable without penalty or cost on notice of ninety (90) days or less which relate to employment, consulting or similar arrangements; (iii) leases of personal or real property, except for maintenance or service contracts for personal property that may be construed as leases and which are immaterial; (iv) note or other evidence of indebtedness for borrowed money or the deferred purchase price of property or services, except for trade payables incurred in the ordinary course of business consistent with past practice; (v) agreement of guaranty or indemnification; (vi) agreement, contract or commitment limiting the Company’s or any of its Subsidiaries’ freedom to engage in any line of business or compete with any Person; (vii) agreement, contract or commitment relating to the acquisition of all or substantially all of the assets of, or any interest in, any business enterprise; (viii) other agreement, contract or commitment or series of contracts or commitments (with customers or other Persons) which involves $75,000 or more and is not cancelable without penalty or cost within ninety (90) days; (ix) strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreements; (x) agreements relating to the distribution of the Company’s products and which are reasonably expected to involve more than $75,000 in 2010 (or any subsequent fiscal year) or which provide for exclusivity in any territory; (xi) agreement for the purchase of supplies which is not cancelable without penalty upon thirty (30) days notice and pursuant to which the Company or any of its Subsidiaries paid more than $75,000 in 2009 or which are reasonably expected to involve more than $75,000 in 2010 (or any subsequent fiscal year); (xii) agreement relating to the manufacture of its products; or (xiii) agreement that is material to the Business and not otherwise included in (i) through (xii). Except as described in Schedule 2.8(a), the Company has provided to Purchaser true, correct and complete copies of all documents (including all amendments thereto) required to be listed on Schedule 2.8(a).

          (b) Except as set forth in Schedule 2.8(b): (i) neither the Company nor any Seller has received any written claim, or to the Company’s Knowledge, any other claim, that the Company or its Subsidiaries has breached any of the terms or conditions of any agreement, contract or commitment set forth or required to be set forth on Schedule 2.8(a) (collectively, the “Contracts”); (ii) each Contract is in full force and effect in the form delivered to or made available to Purchaser, and, to the Company’s Knowledge, there is no material breach or default by any party thereto; and (iii) there are no facts or conditions which have occurred or are, to the Company’s Knowledge, anticipated which, through the passage of time or the giving of notice, or both, would constitute a default under any Contract giving rise to a right to cancel or a claim for damages or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance which is reasonably likely to materially limit the use, modification or sale of any asset having a value in excess of $10,000 in the aggregate.
     Section 2.9 Permits and Authorizations.
          (a) Schedule 2.9 lists each consent, license, permit, grant or other authorization of a Governmental Entity held by the Company or its Subsidiaries or pursuant to which the Company or its Subsidiaries (A) conducts the Business or (B) holds any assets, the loss of any of which would have a Material and Adverse Effect on the Business (such authorizations set forth or required to be set forth on Schedule 2.9, the “Authorizations”). All Authorizations are in full force and effect and are sufficient to permit the Company and its Subsidiaries to conduct the Business and to permit Purchaser to conduct the Business following the Closing Date as the Business is presently operated and conducted. The consummation of the transactions contemplated by this Agreement will not require any transfer, renewal, consent, amendment or notice with respect to any Authorizations. Schedule 2.9 also discloses all proposed or pending applications for Authorizations, the expiration date of all Authorizations having an expiration or required renewal date, and all applications for variances from compliance, or postponement of the dates for compliance with any Laws affecting the Company or any of its Subsidiaries.
          (b) There are no Authorizations which materially restrict the present output of the Business, which limit the term of possession or operation of any material assets of the Company, or which pertain to environmental discharge.
          (c) Neither the Company nor any Subsidiary nor any Seller has been notified in writing or, to the Company’s Knowledge, otherwise, that any of the Authorizations will not in the ordinary course be renewed upon its expiration.
          (d) Neither the Company nor any Subsidiary nor any Seller has received in writing, or to the Company’s Knowledge otherwise, any claim or assertion that there has been a breach of any of the terms or conditions of any Authorizations in such manner (i) as would permit any other Person to cancel, terminate or materially amend any Authorization necessary to permit the continued operation of the Business as presently conducted or (ii) that is reasonably likely to result in a penalty or fee.
     Section 2.10 No Violations; No Filings or Government Consents.

          (a) The Company and its Subsidiaries (and its Business, products and properties) have complied and are in compliance in all material respects with all Laws, Orders and Authorizations.
          (b) No consent, approval or authorization of, or declaration, filing or registration with, any Person or Governmental Entity is required to be made or obtained by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, or the continued operation of the Business.
     Section 2.11 Proceedings.
          (a) Except as set forth in Schedule 2.11, (i) there are no suits, actions, other legal proceedings or other controversies pending, or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries and (ii) to the Company’s Knowledge, there are no governmental investigations pending or threatened against the Company or any of its Subsidiaries.
          (b) To the Company’s Knowledge, (i) there are no suits, actions other legal proceedings or other controversies pending or threatened against any supplier of products distributed by the Company or any of its Subsidiaries and (ii) there are no governmental investigations pending or threatened against any such suppliers, in each case that, individually or in the aggregate, is likely to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or for Purchaser to carry on, immediately after the Closing Date, the Business as now conducted.
          (c) There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any supplier, that would, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or for Purchaser to carry on, immediately after the Closing Date, the Business as now conducted.
     Section 2.12 Insurance. Schedule 2.12 lists all insurance policies under which the Company or any of its Subsidiaries is an insured or a beneficiary or for which it is liable to pay premiums and further sets forth the name of the insurer, the name of the insured parties and beneficiaries, including all additional insureds, if any, type of coverage, policy limits, deductibles and the annual premium for each such policy. The Company has furnished Purchaser copies of all such policies and a history of all claims made under all insurance policies in the past three (3) years. All premiums due under such insurance policies have been paid. The policies listed on Schedule 2.12 (i) are believed by the Company to provide adequate insurance coverage for the Business and assets of the Company and its Subsidiaries that is commercially reasonable in light of the industry in which the Company and its Subsidiaries operate, and (ii) will be outstanding and in full force and effect through the Closing Date. There are no claims related to the Company or its Subsidiaries pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such insurance policy.
     Section 2.13 Proprietary Information and Rights. Schedule 2.13 accurately lists the patents, patent applications, patent and know-how licenses, proprietary formulae, registered trademarks, unregistered trademarks in which the Company claims to have common law intellectual property rights, service marks, trademark registrations and applications, trade names, fictitious business names, computer software (other than standard off-the-shelf software licensed to the Company or one of its Subsidiaries annually costing no more than $500 per user and no more than $10,000 in the aggregate) and other material intellectual property rights (collectively, “Business Rights”) used by the Company or any of its Subsidiaries. The Company or one of its Subsidiaries has good title to or otherwise has the right to use all Business Rights, except as shown on Schedule 2.13. Schedule 2.13 discloses the identity of each other person which owns any material right, title or interest in and to the Business Rights, and the Business Rights are sufficient for, and all of the rights necessary for, the conduct of the Business as currently conducted and as planned to be conducted. Except as set forth on Schedule 2.13, to the extent any material Business Right is not owned by or licensed to the Company or one of its Subsidiaries, the Company will prior to the Closing acquire the right, power and authority to use such Business Right. No Business Rights (i) to the Company’s Knowledge, conflict with, infringe on or otherwise violate any rights of others, (ii) require payments to be made (A) to any Person in excess of $5,000 annually or in excess of $20,000 in the aggregate or (B) to any one or more Persons in excess of $20,000 annually, or (iii) are subject to any pending or overtly threatened litigation or other adverse written claims of infringement by other Persons, except as set forth in Schedule 2.11 or Schedule 2.13. There has been no written, or to the Company’s Knowledge, other claim of infringement by the Company of any domestic or foreign patents, trademarks, service marks or copyrights of any other Person, except as set forth on Schedule 2.13. To the Company’s Knowledge, all Business Rights owned by the Company or any of its Subsidiaries are valid and enforceable. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy and confidentiality of any trade secrets included in the Business Rights. Except as set forth on Schedule 2.13, each of the Company and its Subsidiaries has not sold, transferred, assigned, licensed (other than non-exclusive licenses granted in the ordinary course of business) or subjected to any Encumbrance or escrow (x) any Business Right owned or exclusively licensed by the Company or one of its Subsidiaries or any interest therein or (y) any material Business Right licensed by the Company or one of its Subsidiaries or any interest therein. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any modification of the Business Rights, the ownership or license of any Business Rights, or any obligation to make any additional payment for any Business Rights. Except as set forth on Schedule 2.13, to the Company’s Knowledge, no facts exist that would cause the Company to believe that any other Person has infringed upon or otherwise misappropriated any Business Right. In connection with all prior applications of any Business Rights with the United States Patent and Trademark Office (the “PTO”), each of the Sellers, the Company and its Subsidiaries has disclosed all known prior art and has not made any misrepresentation to the PTO in connection with such applications. Each of the Company and its Subsidiaries (a) has not misrepresented its entity status in connection with any payment of fees to the PTO and (b) has not mismarked any products with patent numbers or an indication that a patent is pending.

     Section 2.14 Employee Benefits.
          (a) United States.
               (i) Schedule 2.14(a)sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”)) and all other profit-sharing, deferred compensation, savings, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement, retiree medical or life insurance, medical, health, dental, disability, accident or life insurance, dependent care, severance, termination pay, retention and other compensation or benefit plans, programs, policies, agreements and/or arrangements sponsored, maintained or contributed to or required to be contributed to by the Company, or any ERISA Affiliate or with respect to which the Company, or any ERISA Affiliate could have any liability (contingent or otherwise) (collectively, the “Benefit Plans”). Each Benefit Plan is in writing.
               (ii) The Company has previously made available to Purchaser true, correct and complete copies of:
                    (A) Each Benefit Plan and any related funding agreements (e.g., insurance contracts or trusts), including all amendments;
                    (B) The current draft of the Summary Plan Description pertaining to each Benefit Plan, if any, and all Summaries of Material Modification since the most recent Summary Plan Description;
                    (C) The two (2) most recent annual reports for each Benefit Plan (including all relevant schedules) for which such annual reports are required;
                    (D) The most recently prepared actuarial report and financial statement, if any, in connection with each Benefit Plan; and
                    (E) Any Internal Revenue Service determination or opinion letter (if applicable) for each Benefit Plan and each amendment thereto.
               (iii) Each Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms, any related agreements and the requirements of all applicable Law. The Company has performed all material obligations required to be performed under, are not in any material respect in default under or in material violation of any Benefit Plan. Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is or was subject to Title IV of ERISA. In addition:
                    (A) Neither the Company nor any ERISA Affiliate has ever contributed or been obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company could incur liability under Section 4063 or 4064 of ERISA; and

                    (B) No Benefit Plan subject to a funding requirement has been terminated at a time when such Benefit Plan was not sufficiently funded.
               (iv) All contributions and other payments to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Internal Revenue Code (“Code”) or any other applicable Law have been timely and properly made when due.
               (v) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter, opinion letter or advisory letter from the IRS covering all of the provisions applicable to the Benefit Plan for which determination letters, opinion letters or advisory letters (as applicable) are currently available that the Benefit Plan is so qualified, and no fact or event has occurred since the date of such determination letter, opinion letter or advisory letter (as applicable) or letters from the IRS to adversely affect the qualified status of any such Benefit Plan.
               (vi) There has not been any non-exempt “prohibited transactions” (as defined in Section 4975(c)(1) of the Code) or breaches of fiduciary duty with respect to any of the Benefit Plans.
               (vii) The Company does not maintain any Benefit Plan that provides severance or termination pay or medical benefits to one or more former employees (including retirees), or provides for post-retirement benefits to present or former employees, other than benefits that are required to be provided pursuant to applicable Law (e.g., COBRA or state Law conversion rights). The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or accelerate the time of payment or vesting, or increase the amount of compensation due any such current or former employee or director. Neither the Company nor any Subsidiary is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement (whether alone or together with any other event).
               (viii) There are no investigations, proceedings, or lawsuits, either currently in progress, or, to the Company’s Knowledge, expected to be instituted in the future, against any Benefit Plan or the assets thereof, other than claims for benefits in the ordinary course of business.
               (ix) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and the final Treasury Regulations promulgated thereunder, and has been operated since January 1, 2005, or the date the plan commenced, if later, in good faith compliance with Section 409A of the Code and guidance issued thereunder.
               (x) Neither the Company nor any ERISA Affiliate has any express or implied commitment: (A) to create, incur liability with respect to, or cause to exist any other material employee benefit plan, program or arrangement with respect to, any employee of the Company or any of its Subsidiaries, (B) to enter into any contract to provide compensation or benefits to any individual who is an employee of the Company or any of its Subsidiaries or (C) to modify, change or terminate, in any material respect, any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.
          (b) France.
               (i) ERGObaby France has not entered into and is not otherwise subject to any collective or company bargaining agreement or usage or, except as set forth in the agreements identified on Schedule 2.14(b), any employment benefit plan, agreement or arrangement involving insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase rights, phantom stock, stock appreciation rights or other forms of incentive compensation.
               (ii) ERGObaby France (A) is in compliance with its obligations to provide benefits under the agreements identified on Schedule 2.14(b)and under its individual employment agreements, and (B) is not in default under or in violation of any such agreements. The Company has previously made available to Purchaser true, correct and complete copies all such agreements (including all amendments).
               (iii) Other than statutory rights, no pension, profit-sharing or retirement schemes or similar commitments or arrangements with any current or former employee exist or have been made by ERGObaby France.
          (c) Germany.
               (i) EBEU has not entered into and is not otherwise subject to any shop agreement (Betriebsvereinbarung), collective bargaining agreement or usage or, except as set forth in the agreements identified on Schedule 2.14(c), any employment benefit plan, agreement or arrangement involving insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase rights, phantom stock, stock appreciation rights or other forms of incentive compensation.
               (ii) EBEU (A) is in compliance with its obligations to provide benefits under the agreements identified on Schedule 2.14(c) and under its individual employment agreements, and (B) is not in default under or in violation of any such agreements. The Company has previously made available to Purchaser true, correct and complete copies all such agreements (including all amendments).
               (iii) Other than statutory pension rights (gesetzliche Rentenversicherung), no pension, profit-sharing or retirement schemes or similar commitments or arrangements with any current or former employee exist or have been made by EBEU.
          (d) Sweden.
               (i) ERGObaby Sweden has not entered into and is not otherwise subject to any collective or company bargaining agreement or usage or, except as set forth in the agreements identified on Schedule 2.14(d), any employment benefit plan, agreement or arrangement involving insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase rights, phantom stock, stock appreciation rights or other forms of incentive compensation.
               (ii) ERGObaby Sweden (A) is in compliance with its obligations to provide benefits under the agreements identified on Schedule 2.14(d) and under its individual employment agreements, and (B) is not in default under or in violation of any such agreements. The Company has previously made available to Purchaser true, correct and complete copies all such agreements (including all amendments).
               (iii) Other than statutory rights, no pension, profit-sharing or retirement schemes or similar commitments or arrangements with any current or former employee exist or have been made by ERGObaby Sweden.
          (e) All Non-U.S. Subsidiaries.
               (i) Except as provided in any Contract or in any other employment agreement described on Schedule 2.14, no employee of ERGObaby France, EBEU or ERGObaby Sweden benefits from conditions more favorable than those provided in applicable Laws in relation to termination payments, retirement payments or notice periods.
               (ii) None of ERGObaby France, EBEU or ERGObaby Sweden is under any obligation to increase the aggregate annual remuneration, pension or group insurance benefit payable to employees.
               (iii) No written or unwritten contract of employment with any employee exists that cannot be terminated by ERGObaby France, EBEU or ERGObaby Sweden, as applicable, without giving rise to a claim for damages or compensation (other than compensation for dismissal provided by any Contract or by applicable Laws).
               (iv) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment, indemnity, bonus or benefit to any employee of ERGObaby France, EBEU or ERGObaby Sweden.
     Section 2.15 Employment Laws.
          (a) Each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state or other applicable Laws, respecting employment and employment practices, terms and conditions of employment, employment termination, wages and hours, affirmative action and occupational safety, and has not received written notice of, and is not engaged in, any unfair labor practice. No former employee of any of the Subsidiaries of the Company has the right (i) to be recalled to duty or to be re-hired by any such entity or (ii) to cause the reconsideration (“requalification” in French) of (A) such employee’s dismissal (in connection with a redundancy or otherwise) by such Subsidiary or (B) any kind of termination of such employee’s employment agreement.

          (b) No unfair labor practice complaint against the Company is pending before the National Labor Relations Board or any state or foreign government agency.
          (c) There is no labor strike, dispute, slowdown or stoppage involving the employees of the Company or any Subsidiary actually pending or threatened.
          (d) There are not, and in the past three years there have not been, any material claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment and including collective labor disputes), governmental investigations, or administrative proceedings of any kind pending against the Company or any of its Subsidiaries, or, to the Company’s Knowledge, threatened against or relating to the Company or any of Subsidiaries, its employees or employment practices, or operations as they pertain to conditions of employment; nor is the Company or any of its Subsidiaries subject to any order, judgment, decree, award, or administrative ruling arising from any such matter.
          (e) No collective bargaining agreement is currently applicable, in existence or is being negotiated by the Company or any of its Subsidiaries and as of the date of this Agreement no labor organization has been certified or recognized as the representative of any employees of the Company or any of its Subsidiaries or is entitled, under applicable Law, to such certification or recognition or is actively seeking such certification or recognition. ERGObaby France has never had more than eleven (11) employees.
          (f) Neither the Company nor any of its Subsidiaries has received any notice stating that the employment or benefits policies of EBEU or any of its Subsidiaries violate any applicable Law in any material respect.
          (g) Except as set forth on Schedule 2.15, neither the Company nor any of its Subsidiaries is currently engaged in, or is currently planning to engage in, any layoffs or employment terminations which would require notice under any plant closing or mass layoff statute, rule or regulation. None of the Subsidiaries of the Company has conducted any collective dismissal plan in the 24 months prior to the date of this Agreement.
          (h) The Company and its Subsidiaries have at all times properly classified and compensated (including compensation owed pursuant to dismissals or terminations) each of its employees and independent contractors, in accordance with all applicable Laws, including wage and hour Laws.
          (i) The Company has made (or has caused the applicable Subsidiaries of the Company to make) such notifications to, or effected such consultations with, any workers councils or equivalent bodies of the Subsidiaries of the Company as are required by applicable Law in connection with the transactions contemplated by this Agreement.
     Section 2.16 Environmental Laws.
          (a) To the Company’s Knowledge, the Business has been operated in compliance in all material respects with all applicable Environmental Laws including the holding of all Authorizations required to be held pursuant to Environmental Laws. To the Company’s Knowledge, there has been no production, generation, transportation, treatment, storage, Release, or disposal of any Hazardous Materials in any material quantity at, in, on under, about or from any of the Properties by or on behalf of the Company or any of its Subsidiaries or, to the Company’s Knowledge, by any previous owner or tenant of the Properties. There has been no production, generation, transportation, treatment, storage, Release or disposal, or arrangement for disposal of any Hazardous Materials in any material quantity by or on behalf of the Company or any of its Subsidiaries at any other site. To the Company’s Knowledge there are no underground storage tanks or electrical equipment containing PCB’s on the Properties, or any asbestos-containing materials on the Properties in violation of Environmental Laws. No Governmental Entity or any other Person has issued to the Company or any of its Subsidiaries or commenced any notice of violation, notice to comply, compliance schedule, administrative or judicial complaint, enforcement action or lien with respect to alleged violations of Environmental Laws by the Company or any of its Subsidiaries or relating to the Properties, or any proceeding or inquiry with respect to any actual or alleged violation of any Environmental Law or any Release or alleged Release of a Hazardous Material by or on behalf of the Company or any of its Subsidiaries or relating to the Properties. The Company and its Subsidiaries have not exposed any employee or third party to any Hazardous Materials or condition which has subjected or is reasonably likely to subject the Company or any of its Subsidiaries to material liability under any Environmental Law. There are no any violations of Environmental Laws outside the United States by any Subsidiaries of the Company or, to the Company’s Knowledge, its suppliers that would reasonably be expected to have a Material Adverse Effect.
          (b) “Environmental Law” means all applicable foreign, United States federal, state and local laws, including statutes, regulations, rules, and ordinances, all judicial, administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law, relating to (A) the protection, investigation, remediation, or restoration of the environment or natural resources, (B) the handling, use, storage, transportation, treatment, disposal, release or threatened release of any Hazardous Materials, (C) noise, odor, pollution, contamination, land use, any injury or threat of injury to persons or property or (D) the protection of the health and safety of employees or the public, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. Section 11001 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq., the Federal Insecticide, Fungicide & Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq., the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.
          (c) “Hazardous Material(s)” means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law.
          (d) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material).
          (e) The Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws except, in the case of those assumed by operation of Law, those assumed which in and of themselves (and irrespective of any contribution or indemnification rights) could not reasonably be expected to expose the Company to liability in excess of $50,000 in the aggregate.
          (f) No modification, revocation, reissuance, alteration, transfer or amendment of any environmental permits held by the Company, or any review by, or approval of, any third party under any environmental permits held by the Company is required in connection with the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby or the continuation of the Company’s business as currently conducted immediately after the Closing Date.
     Section 2.17 Taxes.
          (a) (i) All federal, state, foreign and local Tax returns and Tax reports (including information returns) required to be filed by the Company or any of its Subsidiaries have been filed with the appropriate Governmental Entities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, in all material respects, complete, accurate and in accordance with all legal requirements applicable thereto; (ii) all material federal, state, foreign and local income, profits, franchise, sales, use, occupation, property, excise, withholding and other Taxes, duties, charges and assessments (including interest and penalties) due from Company or any of its Subsidiaries, (A) have been fully paid or adequately provided for on the books and financial statements of Company in accordance with GAAP or (B) are disclosed on Schedule 2.17 and are being contested in good faith by appropriate proceedings; (iii) each of the Company and its Subsidiaries has not received any written notice or inquiry from the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause (i) of any pending or threatened examination or audit which, individually or in the aggregate, if adversely decided against Company or any of its Subsidiaries would reasonably be likely to result in adjustments or penalties in excess of $25,000; (iv) no extensions or waivers of statutes of limitation have been given or requested with respect to Company or any of its Subsidiaries; (v) the federal, state, foreign and local Tax returns of the Company and its Subsidiaries have been examined (or are no longer subject to examination) by the appropriate agency except for all periods after the dates set forth on Schedule 2.17 for each category of Tax return; (vi) deficiencies asserted or assessments made as a result of examination by any taxing authorities have been fully paid or fully reflected on the books of Company and its Subsidiaries; (vii) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (viii) no claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax return; and (ix) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, or any tax accounting method change or agreement with any Tax authority or any prepaid amount received on or prior to the Closing Date.
          (b) Effective as of April 1, 2004 (the “S Election Date”), Company and Seller made a valid election under Section 1362 of the Code and any corresponding state or local tax provision for the Company to be an S corporation within the meaning of Sections 1361 and 1362 of the Code effective for all taxable periods beginning on or subsequent thereto. At no time on or after the S Election Date, has Seller or the Company experienced any of the following: (i) any corporate level tax event under Section 1374 or any other provision of the Code; or (ii) any type or form of voluntary, involuntary or inadvertent termination of the Company’s S corporation status other than the termination that will take place as a result of the Closing. The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election. The Company has not since the S Election Date (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Neither the Company nor Seller, since the S Election Date, has at any time taken any action or tax return position inconsistent with the treatment of the Company as an S corporation. Similarly, neither the Company nor Seller at any time failed to take any action required to maintain the Company’s S corporation status under the Code or any other Tax law. The Company has documentary evidence of its S corporation election from the Internal Revenue Service (and other relevant taxing authorities), and the Company has made available copies of such documents along with the other tax records of the Company to Purchaser as part of the transactions contemplated by this Agreement.
     Section 2.18 Accounts Receivable. The accounts receivable reflected on the Financial Statements, or thereafter acquired through the Closing Date, (a) have arisen from bona fide transactions entered into by the Company or any of its Subsidiaries involving the sale of goods in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company or any of its Subsidiaries not subject to claims of set-off or other defenses or other counterclaims. The accounts receivable listed on Schedule 2.18 comprise all receivables of the Company and its Subsidiaries as of September 14, 2010. Schedule 2.18 identifies all such accounts receivable which have remained unpaid more than 60 days from the date of the applicable invoice as of September 14, 2010.
     Section 2.19 Customers. Schedule 2.19 discloses the identity of the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, for the six (6) months ended June 30, 2010 and the year ended December 31, 2009 and the aggregate amounts invoiced to such customers by the Company and its Subsidiaries during such periods. Neither the Company, its Subsidiaries nor the Sellers has received written notice, nor, to the Company’s Knowledge, has any reason to believe, that any such customer intends or is likely to terminate or reduce materially its purchases from the Company or any of its Subsidiaries.
     Section 2.20 Vendors. Schedule 2.20 discloses the identity of the three (3) largest vendors of the Company and its Subsidiaries, taken as a whole, for the six (6) months ended June 30, 2010 and for the year ended December 31, 2009 and the amount of the consideration paid to such vendors during such periods. Neither the Company, its Subsidiaries nor the Sellers has received written notice of, nor to the Company’s Knowledge has any reason to believe there exists, any actual, proposed or likely price increases, material curtailment of services or supplies or material change in the terms of supply for goods or services by such vendor to the Company or any of its Subsidiaries.
     Section 2.21 Inventories. The Company or its Subsidiaries have good title to all inventories of goods, materials, supplies and work in progress, subject to no Encumbrances except for Permitted Encumbrances. All such inventories are carried at cost. All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established as reflected in the Financial Statements.
     Section 2.22 Warranties; Certifications; Product Defects.
          (a) Schedule 2.22(a)describes the warranties covering the existing product line of the Company and its Subsidiaries. No liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any products sold or delivered by the Company or any of its Subsidiaries at any time on or prior to the Closing Date, except as has been reserved for in the Financial Statements.
          (b) The Company and its Subsidiaries have received all product certifications required by Governmental Entities to sell the Company’s or any of its Subsidiaries’ products in the jurisdictions where they currently sell such products, and, as set forth in Schedule 2.22(b), certain certifications not required by Governmental Entities, and no such certification or approval has been withdrawn or rescinded. Each of the Company and its Subsidiaries has not received any written notice of any proceeding or inquiry and, to the Company’s Knowledge, no proceeding or inquiry is pending, which is reasonably anticipated to lead to a withdrawal of any such certification, and the consummation of the transactions contemplated by this Agreement will not adversely affect any such certification  .
          (c) (i) None of the Company’s or any of its Subsidiaries’ products has been recalled, withdrawn, suspended or been the subject of a filing under Section 15 of the Consumer Products Safety Act (15 U.S.C. § 2064) claiming the product contains a defect that could create a substantial product hazard (other than products discontinued or suspended in the ordinary course of business or by reason of business decisions made without regard to (1) concerns as to design or other inherent defect or risk to the safety of the users thereof or (2) concerns of any Governmental Entity) and (ii) except as set forth in Schedule 2.22(c), there are no proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries at any time (whether such proceedings have since been resolved or remain pending) seeking the recall, withdrawal, suspension or seizure of any of the Company’s or any of its Subsidiaries’ products or seeking to enjoin the Company or any of its Subsidiaries from engaging in activities pertaining to any of the Company’s or any of its Subsidiaries’ products.
          (d) Except as set forth in Schedule 2.22(d), there is no pending or, to the Company’s Knowledge, threatened, claim, action, suit, inquiry, proceeding or investigation by any Person or Governmental Entity in which a product distributed by or manufactured by or on behalf of the Company or any of its Subsidiaries is alleged to have a defect and, to the Company’s Knowledge, there exists no set of facts as of the date hereof which is reasonably likely to cause the Company or any of its Subsidiaries to recall, withdraw or suspend any product from the market or to cease further distribution or marketing of any product. As used in this Section 2.22(d), the term “defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing, materials or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.
     Section 2.23 Bank Accounts. Schedule 2.23 lists all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities owned directly or indirectly, beneficially or of record, by the Company or any of its Subsidiaries and identifies all persons authorized to sign on such accounts.
     Section 2.24 Affiliate Transactions. Except as disclosed on Schedule 2.24, no officer, director, stockholder or employee of the Company (or any of its Subsidiaries) or immediate family member of the foregoing or any entity controlled by any of the foregoing (i) is a party to any contract or transaction with the Company or any of its Subsidiaries (other than any Contract relating solely to such person’s employment with the Company) (each an “Affiliate Transaction”), (ii) or has any interest in any Properties or (iii) owns an interest in, or (in the case of individuals) serves as an officer or director of, any Person that operates a business that is competitive with the Company or any of its Subsidiaries. Each Affiliate Transaction is upon terms no less favorable to the Company than the terms the Company would have obtained had it entered into the same transaction with an un-Affiliated Person, in an “arms-length” transaction, after good faith negotiations.
     Section 2.25 Regulatory Filings. The Company and its Subsidiaries have made all required material registrations and filings with and submissions to all applicable Governmental Entities reasonably necessary to permit the continued operations of the Business in the same manner as currently conducted. All such registrations, filings and submissions were in all material respects in compliance with all legal requirements and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions.
     Section 2.26 Certain Payments. None of the Company or any of its Subsidiaries, or any director, officer or, to the Company’s Knowledge, employee or agent of any of the Company or its Subsidiaries has, in violation of applicable Law, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or its Subsidiaries, or (b) established or maintained any fund, or asset that has not been recorded in the books and records of the Company or its Subsidiaries for such purposes.
     Section 2.27 No Finders or Brokers. Neither the Company nor Sellers nor any of their respective Affiliates has entered into any agreement, arrangement or understanding with any Person which could result in any obligation to pay any finder’s fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby, except Persons disclosed on Schedule 2.27, all of whom will be compensated by Seller.
     Section 2.28 Books and Records. The minute books and stock record books of the Company and its Subsidiaries, all of which have been provided to Purchaser, are complete and correct. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.
     Section 2.29 Accuracy of Information. The representations and warranties of the Company and Sellers contained in this Agreement and the Disclosure Schedules, considered together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.
     Section 2.30 Investment in Purchaser’s Parent. Each Seller: (a) is acquiring the applicable Purchaser’s Parent Equity for her or its own account, for investment only and not with a view to or for resale in connection with any distribution, (ii) has sufficient knowledge and experience in business and financial matters to understand and to evaluate the merits and risks of this investment, and (iii) is aware that the sale of the Purchaser’s Parent Equity has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions provided therein; (b) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; (c) understands the speculative nature of an investment in the Purchaser’s Parent Equity and, accordingly, is able to bear the economic risk of this investment and, at the present time, could afford a complete loss of such investment; (d) understands that the Stockholders’ Agreement (as defined in Section 5.2(h)) imposes significant restrictions on Sellers’ ability to transfer the Purchaser’s Parent Equity in connection with any sale, transfer, assignment or pledge of the Purchaser’s Parent Equity; and (e) has such information as such Seller deems appropriate to make an informed decision regarding the transactions contemplated hereby and has independently made its own analysis and decision to acquire the Purchaser’s Parent Equity,
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to the Company and Seller as follows:

     Section 3.1 Organization. Purchaser is a duly organized corporation, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to perform this Agreement.
     Section 3.2 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be party and to consummate transactions described herein and therein. The execution and delivery of this Agreement by Purchaser and each of the Ancillary Agreements to which it will be a party and the performance of its obligations hereunder and thereunder have been duly authorized by its directors and no other corporate action or approval by Purchaser is necessary for the execution and delivery of this Agreement or any other Ancillary Agreement by Purchaser. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Purchaser will be a party will have been, duly executed and delivered by Purchaser, and is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).
     Section 3.3 Organizational Documents. Purchaser has provided to Sellers a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of each of Purchaser and Purchaser’s Parent.
     Section 3.4 No Conflict. None of the execution or delivery of this Agreement or any Ancillary Agreement by Purchaser, or the consummation of the transactions contemplated hereunder or thereunder, will:
          (a) conflict with; violate; result in a breach by Purchaser of; constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under; give a right to terminate, amend, modify, accelerate or cancel under; require any consent of or notice to any Person pursuant to; allow the imposition of any fees or penalties under; give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Purchaser under: any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Purchaser; (ii) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement to which the Purchaser is a party or by which a material portion of its assets is bound; (iii) in any material respect, any material contract, or (iv) in any material respect, any Law;
          (b) result in the creation or imposition of any Encumbrance upon any assets of Purchaser which materially affects Purchaser’s ability to conduct its business as conducted prior to the date of this Agreement; or
          (c) cause a loss or adverse modification of any permit, license, or other authorization granted by any Governmental Entity which is material to the continued conduct of Purchaser’s business.
     Section 3.5 Purchaser’s Parent.

          (a) Purchaser’s Parent is a duly organized corporation, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to issue and deliver the shares comprising the Purchaser’s Parent Equity.
          (b) The authorized capitalization of Purchaser’s Parent consists of 2,000,000 shares of common stock, par value of $0.001 per share, of which 850,000 shares are issued and outstanding (not including the Purchaser’s Parent Equity). All the Purchaser’s Parent Equity is duly authorized and upon delivery at the Closing will be validly issued, fully paid and non-assessable and will not be subject to, or issued in violation of, any preemptive rights. No other equity securities of Purchaser’s Parent are authorized, issued, outstanding or reserved for issuance. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any equity or voting interest in Purchaser’s Parent. Purchaser’s Parent does not have any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right in such capacity to vote (or convert such instruments into or exchange such instruments for the right to subscribe for or acquire securities having the right to vote) with the shareholders of Purchaser’s Parent on any matter (for the avoidance of doubt, the foregoing does not apply to any such holder in its capacity as a shareholder of Purchaser’s Parent). Except as set forth in the Stockholders’ Agreement, there are no agreements or commitments to which Purchaser’s Parent is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any of Purchaser’s Parent’s common stock or other equity or voting interest in Purchaser’s Parent or any other Person or (ii) vote or dispose of any of Purchaser’s Parent’s common stock or other equity or voting interest in Purchaser’s Parent. There are no irrevocable proxies and no voting agreements with respect to any of Purchaser’s Parent’s common stock or any other equity or voting interest in Purchaser’s Parent, except as set forth in the Stockholders’ Agreement.
     Section 3.6 No Finders or Brokers. Neither Purchaser nor any of its Affiliates has entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder’s fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.
     Section 3.7 Non-Reliance on Company Estimates, Projections, Forecasts, Forward- Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Purchaser, Purchaser has received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Purchaser is familiar, and that Purchaser is not relying on any of the foregoing in connection with this Agreement and the transactions contemplated hereby (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Notwithstanding the foregoing, nothing in this Section 3.5 shall in any way limit the representations and warranties made by the Company and Sellers in Article II.

ARTICLE IV.
COVENANTS
     Section 4.1 Confidentiality and Non-Disparagement. From and after the date hereof, Sellers shall hold, and shall cause their Affiliates to hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence all documents, materials and other information regarding Purchaser that have been disclosed, either orally or in writing, or made available by Purchaser or its Representatives to Sellers. However, nothing contained herein shall prohibit Sellers from using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted by Purchaser in respect of any breach of any representation, warranty or covenant made in or pursuant to this Agreement. From and after the date hereof, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, its Subsidiaries and the Business, except (a) to the extent that such Seller can reasonably demonstrate that such information is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives, or (b) for such information that such Seller can reasonably demonstrate is lawfully acquired by such Seller, any of its Affiliates or its or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (c) as required in connection with the performance of such Seller’s duties as an employee of the Company, as applicable. If any of the Sellers or their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. At all times following the date hereof, none of the Sellers shall make, and Sellers shall cause its Affiliates not to make, any disparaging, negative, critical or otherwise detrimental comment or representation, whether written or oral, to any Person concerning the Business, its products or services, Purchaser, or any of its respective officers, directors, member, employees or Affiliates. Sellers shall cooperate with Purchaser to the extent needed in order for Purchaser to obtain, promptly after the Closing, at least one (1) archival copy of the contents (as of immediately prior to the Closing) of the virtual data room for the transactions contemplated by this Agreement.
     Section 4.2 Post-Closing Access by Sellers. After the Closing, Purchaser shall cause the Company to cooperate with Sellers to the extent reasonably requested by Sellers, and to make available to Sellers all financial, insurance, Tax and other information (including reasonable access to books and records) of the Company with respect to any fiscal period of the Company ending on or prior to the Closing Date to the extent reasonably requested by Sellers, including in connection with (a) any audit or other investigation by any taxing authority, or (b) the prosecution or defense of any Tax claims or related litigation that might give rise to indemnification payments hereunder, or the preparation by Sellers of Tax returns or any other reports or submissions to any Governmental Entity; provided that Sellers give reasonable advance notice of its request for cooperation and such cooperation and availability of information do not unreasonably interfere with normal business operations; and provided, further, that Sellers jointly and severally reimburse the Company for any third-party expenses incurred to provide such information. Purchaser shall cause the Company to preserve all such information, including without limitation, the books and records of Company, for at least six (6) years after the Closing Date.
ARTICLE V.
THE CLOSING
     Section 5.1 Closing Date. The closing for the consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall, unless another place is agreed to in writing by the Company, Sellers and Purchaser, take place at the offices of Paul, Hastings, Janofsky & Walker LLP, at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California, on the date hereof at 12:01 a.m. Pacific Time (the “Closing Date”).
     Section 5.2 Closing Deliveries of the Company and Seller. Prior to or at the Closing, the Company and Seller shall have delivered the following documents, any of which may be waived by Purchaser:
          (a) Certificates and Instruments of Transfer. The Seller shall have delivered to Purchaser certificates representing the Shares, accompanied by duly executed assignments. All certificates, instruments and documents delivered by Seller in connection with the transactions contemplated hereby and necessary to evidence such transactions shall be in form and substance reasonably satisfactory to Purchaser and its counsel.
          (b) Escrow Agreement. Seller and Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement.
          (c) Opinion of Counsel to the Company and the Sellers. Purchaser shall have received the opinions of counsel to the Sellers as to the Company, dated the Closing Date, substantially in the forms attached hereto as Exhibit C-1.
          (d) Resignations. Purchaser shall have received, in a form reasonably acceptable to Purchaser, the resignations from each of the individuals listed on Schedule 5.2(d) resigning from each capacity listed next to such individual’s name on such schedule.
          (e) Payoff of Debt. Purchaser shall have received a payoff letter for the Company’s indebtedness to Bank of Hawaii in a form reasonably acceptable to Purchaser (which shall include a covenant by Bank of Hawaii to file all applicable UCC termination statements promptly after payoff), and all associated liens shall have been cancelled.
          (f) Secretary Certificate. Purchaser shall have received, in a form reasonably acceptable to Purchaser, an executed secretary certificate of the Company certifying as to (i) the Company’s articles of incorporation, bylaws, resolutions authorizing the Company’s execution and delivery of this Agreement, and good standing in the State of Hawaii, and (ii) the persons authorized to execute and deliver this Agreement and documents contemplated by this Agreement.

          (g) Certificates. Sellers shall have delivered to Purchaser, as of a date no earlier than three (3) business days prior to the Closing Date, (i) a certificate of the Secretary of State of the State of Hawaii as to the good standing of the Company under the laws of the State of Hawaii, (ii) a certificate of the Swedish Companies Registration Office as to the good standing of ERGObaby Sweden under the laws of Sweden, (iii) a certificat negatif of the Greffe de Tribunal de Commerce de Paris with respect to ERGObaby France; (iv) an extrait k-bis delivered by the French Trade and Companies Registry with respect to ERGObaby France; and (v) a certified commercial register extract of EBEU issued by a local court showing EBEU’s date of incorporation, share capital, registered office, legal representative(s) and nature of business.
          (h) Investment in Purchaser’s Parent; Pledge Agreement. Sellers shall have entered into (i) the pledge agreement, the form of which is attached hereto as Exhibit D (the “Pledge Agreement”), (ii) the stockholders’ agreement, the form of which is attached hereto as Exhibit E (the “Stockholders’ Agreement”), and (iii) the registration rights agreement, the form of which is attached hereto as Exhibit F.
          (i) Employment Agreements. Each of Frost, Robert DeVan and Angela Pennette shall have entered into employment agreements in the forms attached hereto as Exhibits G-1, G-2 and G-3, respectively.
          (j) Noncompetition Agreements. Each of Frost and Robert DeVan shall have entered into noncompetition agreements in the forms attached hereto as Exhibits H-1 and H-2, respectively.
          (k) Pukalani Guarantee. The Company’s guarantee of the indebtedness of Pukalani Chalet, LLC shall have been cancelled.
          (l) Termination of Makawao Lease. The Company and Frost shall have entered into an agreement to terminate that certain Commercial Lease Agreement dated as of April 1, 2008 for 1215 Piiholo Rd, Makawao, HI 96788, in the form attached hereto as Exhibit I.
          (m) Termination of Subordination Agreement; Capitalization of EBEU. The Company and EBEU shall have entered into an agreement to terminate that certain Subordination Agreement dated as of June 16, 2010 by and between the Company and EBEU, in the form attached hereto as Exhibit J, and Purchaser shall have received evidence in a form reasonably acceptable to Purchaser that EBEU has been sufficiently capitalized by way of a transfer of cash from the Company to EBEU.
          (n) Service Provider Acknowledgments. The Company shall have entered into an acknowledgment with each payee of Sellers’ Transaction Expenses, in the form attached hereto as Exhibit K.
     Section 5.3 Closing Deliveries of Purchaser. Prior to or at the Closing, Purchaser shall have delivered the following, any of which may be waived by the Sellers:
          (a) Purchase Price. Sellers shall have received the Closing Cash and Purchaser’s Parent Equity as provided in Section 1.2 hereof.

          (b) Escrow Agreement. Purchaser shall have executed and delivered to Seller and Escrow Agent the Escrow Agreement, and shall have delivered to Escrow Agent the Escrow Funds.
          (c) Secretary Certificate. Sellers shall have received, in a form reasonably acceptable to Sellers, an executed secretary certificate of the Purchaser certifying as to (i) the Purchaser’s certificate of incorporation, bylaws, resolutions authorizing the Purchaser’s execution and delivery of this Agreement, and good standing in the State of Delaware, and (ii) the persons authorized to execute and deliver this Agreement and documents contemplated by this Agreement.
          (d) Investment in Purchaser’s Parent. Purchaser shall have caused Purchaser’s Parent to enter into (i) the Stockholders’ Agreement, and (ii) the registration rights agreement, the form of which is attached hereto as Exhibit F.
          (e) Employment Agreements. Purchaser shall have caused the Company to enter into employment agreements with each of Frost, Robert DeVan and Angela Pennette in the forms attached hereto as Exhibits G-1, G-2 and G-3, respectively.
          (f) Release of Guarantee. Frost and each other Seller shall have been released from all obligations to guaranty indebtedness of the Company or its Subsidiaries, including all amounts due Bank of Hawaii under the loan agreements disclosed on Schedule 2.8(a).
          (g) Opinion of Counsel to Purchaser’s Parent. Sellers shall have received the opinion of counsel to Purchaser’s Parent, dated the Closing Date, substantially in the form attached hereto as Exhibit C-2.
ARTICLE VI.
INDEMNIFICATION
     Section 6.1 Indemnification by Sellers.
          (a) Subject to the provisions of Sections 6.1(b) and Article VII below, Sellers, jointly and severally, shall indemnify Purchaser and its Affiliates, and each of their respective stockholders, officers, directors, employees, representatives and successors and assigns (each, a “Purchaser Indemnitee”) against, and hold each Purchaser Indemnitee harmless from, and shall pay and reimburse each of them for, any and all loss, damage, liability, payment, and obligation, and all reasonable expenses, including, without limitation, reasonable legal fees and expenses (collectively “Losses”) incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, any Purchaser Indemnitee resulting from, related to or arising out of (i) any Excluded Asset or Excluded Liability, (ii) any inaccuracy in or breach of any of the representations or warranties made by the Company or any Seller in or pursuant to this Agreement, the Disclosure Schedules, the certificate delivered pursuant to Section 5.2(f) or any Ancillary Agreement, (iii) any breach of any covenant or agreement by the Company or any Seller contained in this Agreement or any Ancillary Agreement, (iv) any of Sellers’ Transaction Expenses remaining unpaid after the Closing, regardless of when incurred, but only to the extent any such expenses are not taken into account in determining the Actual Working Capital, and (v) any amount of Debt of the Company and its Subsidiaries that was actually outstanding as of the Closing Date (including any interest, penalties, charges or other fees accrued thereon) but in excess of the amount reflected in the Funds Flow Memorandum.
          (b) No Purchaser Indemnitee shall be entitled to indemnification pursuant to Section 6.1(a)(ii) until such time as the Losses of all Purchaser Indemnitees pursuant to Section 6.1(a)(ii) exceed one-half of one percent (0.5%) of the Purchase Price (the “Sellers’ Basket”) in the aggregate; provided that all claims by Purchaser Indemnitees for indemnification pursuant to Section 6.1(a)(ii) shall accrue in the aggregate until the Losses of all Purchaser Indemnitees pursuant to Section 6.1(a)(ii) exceed the Sellers’ Basket, and thereupon Sellers shall jointly and severally be required to pay all such Losses in excess of the Sellers’ Basket. In no event shall Sellers’ indemnification obligations pursuant to Section 6.1(a)(ii) exceed ten percent (10%) of the Purchase Price (the “Sellers’ Cap”); provided, however, that, notwithstanding anything else to the contrary contained in this Agreement, neither the Sellers’ Basket nor the Sellers’ Cap shall apply to Losses resulting from (i) inaccuracies or breaches of any of the Fundamental Representations, (ii) Excluded Liabilities, or (iii) fraud or intentional misrepresentation.
          (c) In no event shall Sellers’ indemnification obligations pursuant to Section 6.1 exceed the Purchase Price.
          (d) For purposes of this Article VI, Losses arising from any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, and without regard to any particular dollar thresholds contained in or otherwise applicable to such representation or warranty.
     Section 6.2 Indemnification by Purchaser. Subject to the provisions of Article VII below, Purchaser shall indemnify each Seller and each of such Seller’s Affiliates, employees, representatives and successors and assigns (each, a “Seller Indemnitee”) against, and hold each Seller Indemnitee harmless from, and shall pay and reimburse each of them for, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, any Seller Indemnitee resulting from, related to or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by Purchaser in or pursuant to this Agreement or the certificate delivered pursuant to Section 5.3(c), and (ii) any breach of any covenant or agreement by Purchaser contained in this Agreement.
     Section 6.3 Notice of Claims; Third Person Claims.
          (a) If a party hereto seeks indemnification under this Article VI, such party (the “Indemnified Party”) shall, within a reasonable period of time after becoming aware of any Loss giving rise to indemnification hereunder, give to the other party (the “Indemnifying Party”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement (or any schedule or certificate delivered pursuant hereto) or any Ancillary Agreement upon which such claim is based; provided, however, that the failure of any Indemnified Party to give, or the delay of any Indemnified Party in giving, the Claim Notice as required by this

Section 6.3(a)shall not affect such Indemnified Party’s rights under this Article VI, except and only to the extent such failure or delay is actually prejudicial to the rights and obligations of the Indemnifying Party.
          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 6.3 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party within thirty (30) days of the Indemnifying Party’s receipt of such Claim Notice; (ii) should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to an arbitrator or a court of competent jurisdiction, it being agreed that the party which receives a final judgment in such dispute shall be indemnified and held harmless by the other party to the extent awarded by the court for all reasonable attorney and consultant’s fees and expenses; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer of immediately available funds within ten (10) calendar days after such final determination.
          (c) If any suit, action, claim, liability or obligation (a “Proceeding”) shall be brought or asserted by any third party who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing, which entitles the Indemnified Party to indemnity pursuant to this Section 6.3, the Indemnified Party shall notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim, within twenty (20) calendar days after receipt by such Indemnified Party of written notice of the third party claim; provided, however, that the failure of any Indemnified Party to give, or the delay of any Indemnified Party in giving, such notice as required by this Section 6.3(c)shall not affect such Indemnified Party’s rights under this Article VI, except and only to the extent such failure or delay is actually prejudicial to the rights and obligations of the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) calendar days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third party claim. Notwithstanding the foregoing, should an Indemnified Party be physically served with a complaint with regard to a third party claim, the Indemnified Party must notify the Indemnifying Party with a copy of the complaint within ten (10) calendar days after receipt thereof and shall deliver to the Indemnifying Party within ten (10) calendar days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third party claim (or in each case such earlier time as may be necessary to enable the Indemnifying Party to respond to the court proceedings on a timely basis); provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party and so deliver a copy of the complaint shall not affect the Indemnified Party’s rights under this Article VI, except and only to the extent such failure or delay is actually prejudicial to the rights and obligations of the Indemnifying Party.
          (d) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Proceeding, then the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party pursuant to

Section 6.3(c) of such Proceeding, to assume and control the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense; provided, that the Indemnifying Party must conduct the defense of the Proceeding in a reasonably diligent manner thereafter in order to preserve its rights in this regard. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Proceeding within the time period and otherwise in accordance with the first sentence of this Section, then the Indemnified Party shall have the sole right to assume the defense of and to settle such Proceeding, and the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Proceeding upon submission of periodic bills by the Indemnified Party. If the Indemnifying Party elects to assume and control the defense of a Proceeding pursuant to this Section, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) if in the reasonable opinion of counsel to the Indemnified Party, the Indemnified Party shall have defenses that are different from or additional to those available to the Indemnifying Party, or (iv) if in the opinion of counsel, expressed in writing, to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, then, in any such event described in subclauses (i), (ii), (iii) or (iv) immediately above, the Indemnifying Party shall be liable for and pay the fees and expenses of such separate counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding). The parties agree that the Indemnified Party’s refusal to consent to a settlement which provides only for the payment of money by the Indemnifying Party and releases is unreasonable. The Indemnified Party shall not be liable for any settlement or compromise of, or the consent to the entry of any judgment with respect to, any Proceeding without the Indemnified Party’s written consent, which shall not unreasonably be withheld. The Indemnifying Party shall not be liable for any settlement or compromise of, or the consent to the entry of any judgment with respect to, such Proceeding by the Indemnified Party, without the Indemnifying Party’s written consent, which shall not unreasonably be withheld. The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Proceeding. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available in a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything herein to the contrary, in no event may the Indemnifying Party assume or maintain control of the defense of any Proceeding involving criminal liability.

     Section 6.4 Survival of Representations and Warranties; Further Limitations.
          (a) All representations and warranties contained herein or made pursuant hereto shall survive the Closing hereunder until the one-year anniversary of the Closing Date, except that each of the Indefinite Representations shall survive indefinitely, and except further that each of the SOL Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period expressly stated therein. Notwithstanding anything else to the contrary contained in this Agreement, the limitations set forth in this Section 6.4 shall not apply to claims arising from fraud or intentional misrepresentation.
          (b) Any indemnity payment hereunder shall be treated for tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper or permissible under relevant Tax law, including court decisions, statutes, regulations and administrative promulgations. The representations and warranties made by any party in this Agreement or in any certificate, Schedule or Exhibit executed and delivered in connection with this Agreement may be fully and completely relied upon by each other party thereto.
          (c) For purposes of determining the amount of any Losses, such amount shall be reduced by any amounts of any insurance proceeds received or receivable (unless the Indemnified Party’s right to such insurance proceeds is disputed, in which case such reduction shall occur, or amounts shall be refunded to the Indemnifying Party, when such proceeds are received) (collectively, “Insurance Benefits”). The Indemnified Party agrees to use its reasonable efforts to recover any Losses from available insurance policies, and to reimburse the Indemnifying Party with respect to indemnification payments made by the Indemnifying Party which are subsequently recovered by the Indemnified Party from insurance.
          (d) In calculating any Losses there shall be deducted (i) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third Person with respect thereto, net of any reasonable, out-of-pocket costs related to obtaining such payment, and (ii) the actual amount of any Tax benefit or refund received or enjoyed by the applicable Indemnified Party as a result of such Losses, but only if such Tax benefit or refund is realized and taken into account in the same Tax year (or carried back to a previous year) in which the indemnifiable Losses were incurred, and then only to the extent and in the amount that such benefit or refund (A) is set forth on the Indemnified Party’s Tax returns filed with the applicable Government Entity for the applicable Tax year, and (B) is actually realized (and is not disallowed, deferred or carried over to a subsequent year more than two years later) or received from or recognized by such Government Entity. Any such amounts or benefits received by an Indemnified Party with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Party; provided that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnifying Party to the Indemnified Party with respect to such claim.
          (e) Except for (i) breaches of this Article VI or Article VII, (ii) remedies that cannot be waived as a matter of law, (iii) injunctive, equitable and provisional relief, (iv) rights under the Pledge Agreement, and (v) claims arising from fraud, criminal activity, willful misconduct or intentional breach of a covenant on the part of a party hereto in connection with the transactions contemplated by this Agreement, this Article VI shall be the sole and exclusive remedy for breaches of this Agreement (including, except as otherwise provided for herein, any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby.
          (f) No party hereto shall have any liability for any special, exemplary, punitive or consequential damages (including loss of profit) suffered or incurred by any Purchaser Indemnitee or Seller Indemnitee, as the case may be, unless, with respect to any Proceeding against an Indemnified Party by a third Person, the Indemnified Party pays such damages to such third Person.
          (g) Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article VI, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.
          (h) The obligations hereunder of Sellers, on the one hand, and Purchaser, on the other hand, are independent of the obligations of the other hereunder and shall not be subject to any right of offset, counterclaim or deduction, except as provided in this Agreement.
     Section 6.5 Effect of Investigation. Notwithstanding anything else to the contrary contained in this Agreement, the representations, warranties and covenants of any Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
     Section 6.6 Method to Satisfy Sellers’ Indemnification Duties. Unless otherwise agreed, and subject to the limitations set forth in Sections 6.1(b) and (c), (x) Sellers’ obligation to indemnify any Purchaser Indemnitee pursuant to Section 6.1(a)(ii) shall be satisfied first by the release to Purchaser of funds from the Escrow Account then remaining, and, if and to the extent that funds from the Escrow Account are insufficient or not available, from the Sellers, jointly and severally; and (y) Sellers’ obligation to indemnify any Purchaser Indemnitee pursuant to any other subsection of Section 6.1(a) shall be satisfied, at the election of Purchaser, either by release to Purchaser of funds from the Escrow Account then remaining or from Sellers, jointly and severally. Notwithstanding anything herein to the contrary, Purchaser may elect to satisfy any obligation of any Seller which remains unpaid after it is determined to be due to indemnify Purchaser with respect to any Excluded Liabilities by exercising Purchaser’s rights under the Pledge Agreement.
     Section 6.7 No Other Representations and Warranties. Except for the representations and warranties set forth in this Agreement, the Disclosure Schedules, the certificate delivered pursuant to Section 5.2(f), any Ancillary Agreement or any other agreement, certificate or document referred to herein, Purchaser hereby acknowledges that neither the Sellers, the Company, nor or any of their directors, officers, employees, affiliates, advisors, agents, representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or the Business. Except for the representations and warranties set forth in this Agreement, the Disclosure Schedules, the certificate delivered pursuant to Section 5.3(c), any Ancillary Agreement or any other agreement, certificate or document referred to herein, each of the Company and the Sellers hereby acknowledges that neither Purchaser nor or any of its directors, officers, employees, affiliates, advisors, agents, representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Purchaser, any of its Subsidiaries, or their businesses.
ARTICLE VII.
TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain tax matters:
     Section 7.1 Pre-Closing Periods. Sellers shall be responsible to pay all Taxes attributable to the Company for all periods ending on or prior to the Closing Date, including all Taxes resulting from the Section 338(h)(10) election.
     Section 7.2 Straddle Period. In case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the portion of such Straddle Period prior to the Closing shall be determined based on an interim closing of the books as of the close of business on the Closing Date).
     Section 7.3 Responsibility for Filing Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date and relate to a period ending on or prior to the Closing Date. Any such Tax Returns shall be prepared in a manner consistent with past custom and practice, and Sellers shall permit Purchaser to review and comment on such Tax Returns prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date and relate to a Straddle Period. Purchaser shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Purchaser and Seller shall attempt to resolve in good faith any disagreement arising out of any Tax Returns governed by this Section 7.3 or any calculation of Seller’s share of the related Tax liability. If any such dispute is not resolved within 30 days prior to the deadline for filing the Tax Return in question, the matter shall be submitted for binding resolution to a mutually acceptable, nationally recognized accounting firm in the relevant jurisdiction with no material relationship to Purchaser or Seller, which is mutually agreed to by Purchaser and Seller. The accounting firm will have 10 days within which to resolve the disagreement. Purchaser and Seller will share the fees and expenses of the accounting firm jointly.

     Section 7.4 Refunds and Tax Benefits. Any income Tax refunds that are received by Purchaser or the Company or any Subsidiary, and any amounts credited against income Tax to which the Company becomes entitled, that relate to periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding relating to periods prior to the Closing results in a payment to Purchaser or Company or credit against income Tax due for periods ending after the Closing Date by a taxing authority to Purchaser or the Company, Purchaser shall pay such amount to Seller within 15 days after receipt or entitlement thereto.
     Section 7.5 Section 338(h)(10) Election.
          (a) Sellers and Purchaser shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Elections”) with respect to Purchaser’s purchase of the Shares pursuant to this Agreement.
          (b) To facilitate the Section 338(h)(10) Elections, Purchaser shall deliver to Sellers prior to Closing, completed copies of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”). The Forms shall be duly executed by Sellers and an authorized person for Purchaser at the Closing. Purchaser shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.
          (c) Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Elections on their Tax returns to the extent required by applicable Law. Sellers shall also be obligated to pay any Tax imposed on the Company (or any of its Subsidiaries) attributable to the making of the Section 338(h)(10) Elections, including (A) any Tax imposed under Code Section 1374, (B) any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), or (C) any state, local or non-US Tax imposed on the Company’s gain, and Sellers shall indemnify Purchaser, the Company and their respective Subsidiaries against any Losses arising from any failure to pay such Taxes.
          (d) By the date that is forty-five (45) days after the Closing Date, Purchaser shall provide Sellers with a draft of Internal Revenue Service Form 8883 (including the calculation and proposed allocation of the Aggregate Deemed Sales Price (as defined therein) in a manner consistent with the requirements of Section 338 and the Treasury Regulations promulgated thereunder) and Schedule 7.5. Sellers shall review such draft Form 8883 and provide any proposed revisions to Purchaser by the date that is fifteen (15) days after Purchaser’s delivery of the draft. If Sellers do not provide any proposed revisions by such date, then Purchaser’s draft shall be deemed final. If Sellers do provide proposed revisions by such date, then Purchaser and Sellers agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties. In the event the parties reach agreement as to the information to be reflected on such Form 8883 by the date that is thirty (30) days after Sellers’ delivery of proposed revisions, then such mutually agreed Form 8883 shall be deemed final. In the event the parties do not reach agreement as to the information to be reflected on such Form 8883 by the date that is thirty (30) days after Sellers’ delivery of proposed revisions, then, within ten (10) days thereafter, the dispute shall be submitted by Purchaser and Sellers to the Independent Accountant, and the Independent Accountant shall be instructed to prepare, within thirty (30) days after such submission, a final Form 8883 which shall be binding on Purchaser and Sellers. Each of Purchaser, the Company and Sellers shall report the allocation of the Aggregate Deemed Sales Price (and any adjustments thereto) for Tax purposes and timely file its Returns (including the Form 8883) as required by law in a manner consistent with the Form 8883 as finally determined pursuant to this paragraph and Schedule 7.5.
     Section 7.6 Cooperation on Tax Matters.
          (a) Purchaser, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company agrees (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.
          (b) Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (c) Purchaser and Seller further agree, upon request, to provide the other Party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.1 Further Actions. From time to time, as and when requested by the other party, each party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, including to transfer, assign and deliver to Purchaser effective as of the Closing, and its successors and assigns, the Shares (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

     Section 8.2 Expenses. Except as otherwise specifically provided herein, Sellers and Purchaser shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions hereunder.
     Section 8.3 Entire Agreement. This Agreement, which includes the Appendix, the Schedules and the Exhibits hereto, the Ancillary Agreements and the other agreements, certificates or documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior arrangements or understandings with respect thereto.
     Section 8.4 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable.
     Section 8.5 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
     Section 8.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to any Seller:	Karin A. Frost
3390 Old Haleakala Hwy
Pukalani, Hawaii 96768

with a copy to:	Peter J. Tennyson
Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, CA 92626-1924
Facsimile: (714) 979-1921

If to Purchaser:	ERGO Baby Intermediate Holding Corporation
c/o Compass Group Diversified Holdings LLC
2010 Main Street, Suite 1020
Irvine, CA 92614
Facsimile: (949) 333-5043

with a copy to:	John M. Williams
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive, 14th Floor
Irvine, CA 92612
Facsimile: (949) 475-4673
     If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.
     Section 8.7 Governing Law; Enforcement.
          (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any action, suit or other proceeding initiated by a party hereto against any other party under or in connection with this Agreement may be brought in any Federal or state court in Orange County, California, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. The parties hereto hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(b).
          (c) If a dispute arises with respect to whether an Indemnified Party is entitled to indemnification under Article VI, or with respect to the amount to be indemnified, any party may propose that such dispute be settled by binding arbitration, and the other parties agree to consider such proposal.
     Section 8.8 Assignability. This Agreement shall not be assignable by any party hereto without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that the indemnification and other rights hereunder of Purchaser may be collaterally assigned to any bank or financial institution which is or becomes a lender to Purchaser and such lender’s respective Affiliates, successors and assigns and any or all rights of Purchaser to receive the performance of the obligations of Sellers hereunder (but not the obligations of Purchaser to Sellers hereunder) and rights to assert claims against Sellers pursuant to Article VI may be assigned by Purchaser to a direct or indirect Subsidiary of Purchaser or to a successor in interest.
     Section 8.9 Waivers and Amendments. Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each party hereto. Any waiver of any provision of this Agreement shall be effective only if in a writing signed by the party against whom the waiver is to be enforced. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
     Section 8.10 Third Party Rights. Notwithstanding any other provision of this Agreement, and except as expressly provided in Article VI hereof or as permitted pursuant to Section 8.8 hereof, this Agreement shall not create benefits on behalf of any shareholder or employee of Purchaser or Sellers, their Affiliates, or any other Person (including, without limitation, any broker or finder), and this Agreement shall be effective only as among the parties hereto, their successors and permitted assigns.
     Section 8.11 Public Announcements. Purchaser and Sellers will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement (including with respect to the Purchase Price), and none of Purchaser, the Company or Sellers or any of their Affiliates shall issue any such press release or make any such public statement without the prior approval (not to be unreasonably withheld) of the other parties both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of Law (including, without limitation, as required by the rules and regulations of the U.S. Securities and Exchange Commission) or by any applicable national securities exchange, in which case such party shall use reasonable efforts to allow the other party reasonable time to comment on such release or announcement and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.
     Section 8.12 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile or other electronically transmitted signatures shall be treated as if they were originals.
     Section 8.13 Interpretation and Construction of Terms. Generally, unless particular terms of this Agreement state otherwise, or unless the context indicates otherwise, words and phrases used in this Agreement will be interpreted and construed as follows:

          (a) Words and phrases used as nouns include singular and plural forms.
          (b) “Shall,” “will”, and “must”, signify mandatory obligations. “May” signifies a discretionary or permissive act.
          (c) The phrase “without limitation” will be deemed to follow the words “include”, “includes”, and “including”.
          (d) The captions and headings of the Articles, Sections, and subsections of this Agreement are for convenience and reference only, and shall not be deemed to define or limit the provisions thereof.
          (e) Exhibits attached to this Agreement, the Disclosure Schedules and amendments made thereto are integral parts of this Agreement and references to this “Agreement” shall be deemed to include such documents.
     Section 8.14 Disclosure Schedules. The Disclosure Schedules are hereby incorporated into this Agreement to the same extent as though fully set forth herein (provided that and in no event shall any information or disclosures in the Disclosure Schedules be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement beyond the express terms thereof). Information contained in the Disclosure Schedules under any particular schedule or section is deemed disclosed with respect to all other representations and warranties of the Company or the Sellers where the applicability of such information to such other representations and warranties would be apparent to a reasonable Person with no prior knowledge of the Company, its Subsidiaries or the transactions contemplated by this Agreement, regardless of whether a cross-reference to the applicable schedule and/or section is actually made. Any matter disclosed in the Disclosure Schedules shall not be deemed an admission or representation as to the materiality of the item so disclosed, and matters disclosed in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedules. Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the Company or the Sellers to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.
     Section 8.15 No Rescission. Neither Purchaser nor Sellers shall be entitled to rescind the purchase of the Shares by Purchaser by virtue of any failure of any party’s representations and warranties herein to have been true (unless such failure is a result of fraud or intentional misconduct), or any failure by any party to perform such party’s obligations hereunder.
     Section 8.16 WAIVER AND RELEASE. IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EACH OF THE SELLERS, EFFECTIVE AS OF THE CONSUMMATION OF THE CLOSING, DOES HEREBY, ON BEHALF OF ITSELF AND ITS AFFILIATES, BENEFICIARIES, SUCCESSORS AND ASSIGNS, ABSOLUTELY, UNCONDITIONALLY AND IRREVOCABLY FOREVER RELEASE AND DISCHARGE THE COMPANY AND ITS EMPLOYEES, OFFICERS, DIRECTORS, STOCKHOLDERS, AFFILIATES, AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED CLAIMS. “RELEASED CLAIMS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES,

OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ FEES AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTIONS OF ANY NATURE, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SUCH SELLER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTION WITH RESPECT TO THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR AFFAIRS ON OR BEFORE THE CLOSING; PROVIDED, HOWEVER, THAT RELEASED CLAIMS SHALL NOT INCLUDE (I) TO THE EXTENT ANY SELLER IS AN EMPLOYEE OF THE COMPANY, EXPENSES INCURRED BY SUCH SELLER FOR WHICH SUCH SELLER IS ENTITLED TO REIMBURSEMENT PURSUANT TO THE POLICIES AND GUIDELINES OF THE COMPANY IN EFFECT AS OF THE CLOSING BUT ONLY TO THE EXTENT SUCH AMOUNT OF REIMBURSEMENT IS INCLUDED IN THE ACTUAL WORKING CAPITAL, (II) TO THE EXTENT ANY SELLER IS AN EMPLOYEE OF THE COMPANY, ANY BENEFITS ACCRUED IN THE ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICES THAT ARE UNPAID AS OF THE CLOSING BUT ONLY TO THE EXTENT THE AMOUNT OF SUCH BENEFITS IS INCLUDED IN THE ACTUAL WORKING CAPITAL, (III) ANY WAGES OR OTHER COMPENSATION DUE TO ANY SELLER AS AN EMPLOYEE OF THE COMPANY IN THE ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICES, WHICH HAVE BEEN EARNED BUT NOT PAID BETWEEN (X) THE DATE OF THE LAST PAYROLL PRIOR TO THE CLOSING AND (Y) THE CLOSING, BUT, IN THE CASE OF CLAUSES (X) AND (Y), ONLY TO THE EXTENT SUCH WAGES OR OTHER COMPENSATION ARE INCLUDED IN THE ACTUAL WORKING CAPITAL, (VI) TO THE EXTENT ANY SELLER IS AN OFFICER OR DIRECTOR OF THE COMPANY, OR A TRUSTEE OF ANY COMPANY BENEFIT PLAN, ANY CLAIMS FOR INDEMNIFICATION BY THE COMPANY WHICH SUCH SELLER WOULD BE ENTITLED TO MAKE PURSUANT TO THE COMPANY’S CHARTER, BYLAWS OR OTHER GOVERNING DOCUMENTS AND APPLICABLE LAW, OR WHICH WOULD BE COVERED BY ANY DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE POLICY, IN EACH CASE ARISING OUT OF SUCH SELLER’S CAPACITY AS AN OFFICER, DIRECTOR OR TRUSTEE OF THE COMPANY, OR (VII) ANY RIGHT OF ANY SELLER CONTAINED IN OR BY VIRTUE OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE ESCROW AGREEMENT CONTEMPLATED BY SECTION 5.2(b), THE REGISTRATION RIGHTS AGREEMENT CONTEMPLATED BY SECTION 5.2(h) OR THE FROST EMPLOYMENT AGREEMENT CONTEMPLATED BY SECTION 5.2(i). THE RELEASE CONTAINED IN THIS SECTION 8.16 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD, SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED CLAIMS. EACH SELLER HEREBY REPRESENTS THAT SUCH SELLER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED TO ANY PERSON ANY RELEASED CLAIMS AND THAT NO PERSON OTHER THAN SUCH SELLER HAS ANY INTEREST IN ANY RELEASED CLAIM, WHETHER BY LAW, CONTRACT OR OTHERWISE.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Purchase Agreement as of the date first above written.

“PURCHASER” ERGO BABY INTERMEDIATE HOLDING CORPORATION, a Delaware corporation
By:
Name:
Title:

“SELLERS”	“COMPANY”

Karin A. Frost	THE ERGO BABY CARRIER, INC., a Hawaii corporation
By:

Karin A. Frost, as Trustee of	Name:
the Revocable Trust of Karin A. Frost	Title:
dated February 22, 2008

Karin A. Frost, as Trustee of the Karin A. Frost 2009 Qualified Annuity Trust u/a/d 12/21/2009

APPENDIX A
Definitions
     Capitalized terms in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:
     Affiliate: With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     Ancillary Agreements: Collectively, (i) the Stockholders’ Agreement, (ii) the Pledge Agreement and (iii) the Noncompetition Agreement entered into by Frost in the form attached as Exhibit H-1 hereto.
     Business Day: means any day except Saturday, Sunday or any other day on which commercial banks located in the State of California are authorized or required by Law to be closed for business.
     Company’s Knowledge: shall refer to the actual knowledge, after reasonable inquiry, of Karin A. Frost, Bob DeVan, Rodney Telford, Angela Pennette or Gunnar Dahl.
     Debt: With respect to the Company and its Subsidiaries, (i) all indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, and any notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money; (iii) all amounts owing under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements; (iv) all indebtedness, excluding accounts payable incurred in the ordinary course of business consistent with past practices, secured by any Encumbrance of any kind on any property or asset owned or held by Company or any of its Subsidiaries regardless of whether the indebtedness secured thereby shall have been assumed by the Company or any such Subsidiary or is nonrecourse; (v) obligations with respect to any lease which is classified as a capital lease in conformity with GAAP; (vi) all accrued and unpaid interest on or any fees, penalties, including, without limitation, prepayment fees or other amounts due with respect to any of the foregoing described indebtedness whether at maturity or otherwise; and (vii) without duplication, any obligations of any other Person of a type referred to in clauses (i) — (vi) to the extent guaranteed by the Company or any of its Subsidiaries. The determination of the amount of the Debt at the relevant time of determination shall be made in accordance with GAAP. Notwithstanding the foregoing, “Debt” shall not include (x) any letters of credit that represent amounts payable reflected on the consolidated balance sheet of the Company as of the Closing Date, as such letters of credit are addressed in the definition of Total Current Liabilities or (y) any letters of credit that have been previously provided to Purchaser and are not reflected on the consolidated balance sheet of the Company as of the Closing Date, as the amount the parties agree is attributable to such letters of credit is reflected in the Off-Balance-Sheet LC Adjustment Amount.
     Encumbrance: Any lien, mortgage, easement, encroachment, right of way, pledge, security interest, community property interest, charge, or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest), and including, with respect to capital stock, any right of first refusal or restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     ERISA Affiliate: Any corporation or trade or business, whether or not incorporated, which is treated as a single employer with the Company pursuant to Subsections (b), (c), (m) or (o) of Section 414 of the Code.
     Fundamental Representations: the representations and warranties contained in Section 2.1 (Organization), Section 2.2 (Authorization), Section 2.3(a)(i) and (ii) (No Conflict), Section 2.4 (Capitalization; Ownership; Subsidiaries), Section 2.14 (Employee Benefits), Section 2.17 (Taxes), the last sentence of Section 2.24 (Affiliate Transactions), Section 2.27 (No Finders or Brokers) and Section 2.30 (Investment in Purchaser’s Parent).
     GAAP: United States generally accepted accounting principles in effect on the date hereof, consistently applied.
     Governmental Entity: Any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
     Indefinite Representations: the representations and warranties contained in Section 2.1 (Organization), Section 2.2 (Authorization), Section 2.3 (No Conflict), Subsections (a) and (b) of Section 2.4 (Capitalization; Ownership; Subsidiaries), Section 2.27 (No Finders or Brokers), Section 2.30 (Investment in Purchaser’s Parent), Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (No Conflict) and Section 3.4 (No Finders or Brokers).
     Independent Accountants: means the following firm of independent certified public accountants: the Orange County office of BDO Seidman.
     Law: Any applicable statute, law, ordinance, code, decree, Order, rule or regulation of any Governmental Entity.
     Material Adverse Effect or Material Adverse Change: Any change, event, development, occurrence, fact, condition or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, occurrence, fact, condition or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, or (5) changes in Laws, Orders, or other binding directives issued by any Governmental Entity that pertain solely to items other than public works or improvements and payments therefor; provided further, however, that any change, event, development, occurrence, fact, condition or effect referred to in clauses (1), (2), (3), (4) or (5) immediately above shall be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred or could reasonably be expected to occur to the extent that such change, event, development, occurrence, fact, condition or effect has, or could reasonably be expected to have, a significantly disproportionate effect on the Company compared to its competitors.
     Off-Balance-Sheet LC Adjustment Amount: an amount equal to $386,562.
     Order: means any applicable judgment, order, injunction, decree, or writ, of any Governmental Entity.
     Permitted Encumbrance: The following liens in favor of third parties shall be Permitted Encumbrances: (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith and for which there are adequate accruals or reserves on the Financial Statements, (ii) liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith and which are not, individually or in the aggregate, material to the Business, (iii) any utility company rights, easements, rights of way and zoning ordinances affecting real property which are not, individually or in the aggregate, material to the Business, (iv) other liens or imperfections on property which are not material in amount, individually or in the aggregate, or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfections, individually or in the aggregate, and (v) all items set forth on Schedule 2.7.
     Person: An individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.
     Purchaser’s Accountants: the Los Angeles office of KPMG LLP.
     Purchaser’s Parent: ERGO Baby Holding Corporation, a Delaware corporation and a Subsidiary of Compass Diversified Holdings.

     Representative: With respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
     Sellers’ Accountants: Levin and Hu, LLP and Ernst & Young
     Sellers’ Transaction Expenses: shall mean any and all amounts unpaid as of the Closing due from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including any amounts payable to Sellers’ counsel, accountants or financial advisors for services relating to a potential sale of the Company, or to reimburse any person for out-of-pocket expenses relating to a potential sale.
     SOL Representations: The representations and warranties contained in Section 2.14 (Employee Benefits), Section 2.15 (Employment Laws), Section 2.16 (Environmental Laws) and Section 2.17 (Taxes).
     Subsidiary: With respect to any Person, any other Person one half or more of whose voting securities or other ownership interests are directly or indirectly owned by such Person, or which such Person has a right to control.
     Tax: Any and all license and registration fees, taxes (including, without limitation, income, minimum or alternative minimum tax, gross receipts, ad valorem, value added, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, payroll, franchise, transfer, fuel, excess profits, occupational, interest equalization and other taxes), levies, imposts, escheat, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.
     Other Definitions: The following terms have the meanings ascribed to them in the Sections noted:

Definition	Section
Actual Working Capital	1.3(a)
Affiliate Transaction	2.24
Annuity Trust	Introduction
Agreement	Introduction
Authorizations	2.9(a)
Benefit Plans	2.14(a)
Business	Recitals
Business Rights	2.13
Claim Notice	6.3(a)
Closing	5.1
Closing Cash	1.2
Closing Date	5.1
Closing Working Capital Statement	1.3(b)
Code	2.14(a)

Definition	Section
Company	Introduction
Contracts	2.8(b)
Disclosure Schedules	Article II
Earnout Amount	1.7(c)
Earnout Condition	1.7(a)
Earnout Statement	1.7(a)
EBEU	2.1
Environmental Law	2.16(b)
ERGObaby France	2.1
ERGObaby Sweden	2.1
ERISA	2.14(a)
Escrow Account	1.5
Escrow Agent	1.5
Escrow Agreement	1.5
Escrow Funds	1.5
Excluded Assets	1.4
Excluded Liabilities	1.4
Financial Statements	2.5(a)
Forms	7.5(b)
Frost	Introduction
Funds Flow Memorandum	1.2
Hazardous Material	2.16(c)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Insurance Benefits	6.4(c)
Losses	6.1(a)
Pledge Agreement	5.2(h)
Proceeding	6.3(c)
Properties	2.7(a)
PTO	2.13
Purchase Price	1.2
Purchaser	Introduction
Purchaser Indemnitee	6.1(a)
Purchaser’s Parent Equity	1.2
Purchaser’s Parent Equity Value	1.2
Release	2.16(d)
Released Claims	8.16
Released Party	8.16
Revocable Trust	Introduction
S Election Date	2.17(b)
Section 338(h)(10) Elections	7.5(a)
Securities Act	2.30
Seller	Introduction
Seller Indemnitee	6.2
Sellers’ Basket	6.1(b)

Definition	Section
Sellers’ Cap	6.1(b)
Shares	2.4(a)
Stockholders’ Agreement	5.2(h)
Straddle Period	7.2
Target Working Capital	1.3(a)
Total Current Assets	1.3(a)
Total Current Liabilities	1.3(a)
Working Capital	1.3(a)

Exhibits	Title of Exhibit
Exhibit A	Estimated Closing Date Working Capital Statement
Exhibit B	Form of Escrow Agreement
Exhibit C-1	Forms of Opinions of Counsel to Sellers
Exhibit C-2	Form of Opinion of Counsel to Purchaser’s Parent
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Stockholders’ Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibits G-1 though G-3	Forms of Employment Agreement
Exhibits H-1 through H-2	Forms of Noncompetition Agreement
Exhibit I	Form of Makawao Lease Termination Agreement
Exhibit J	Form of Termination of Subordination Agreement
Exhibit K	Form of Payee Acknowledgment

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